Exhibit 10.1

CONSENT, WAIVER AND SECOND AMENDMENT TO LOAN DOCUMENTS

THIS CONSENT, WAIVER AND SECOND AMENDMENT TO LOAN DOCUMENTS (this “Agreement”) is executed effective as of May 12, 2023, by and among VISTA BANK, a Texas state bank (“Lender”), and OVERFLOW LTD., a Texas limited partnership (“Overflow”), RAPIDBUILT INC., a Texas corporation (each a “Borrower” and collectively, the “Borrowers”), and SKY HARBOUR, LLC, a Delaware limited liability company (“Sky Harbour”).

W I T N E S S E T H:

WHEREAS, Lender made a loan to Borrowers in the principal amount of $10,000,000.00 (the “Loan”) pursuant to that certain Loan Agreement dated December 1, 2020 (as heretofore or hereafter amended, the “Loan Agreement”; capitalized terms not otherwise defined herein shall have the meanings set forth in the Loan Agreement), by and among Lender and Borrowers;

WHEREAS, the Loan is (a) evidenced by that certain Promissory Note dated December 1, 2020 (the “Note”), executed by Borrowers and payable to the order of Lender in the original principal amount of $10,000,000.00, and (b) secured by, in part, that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated December 1, 2020, and filed in the Official Public Records of Parker County, Texas as document number 202040972 (the “Deed of Trust”; and collectively with the Loan Agreement, Note and all other documents and agreements executed in connection with the Loan, the “Loan Documents”);

WHEREAS, (a) pursuant to Section 5.09 of the Loan Agreement, no Borrower may amend its Organizational Documents without the prior consent of Lender, which consent will not be unreasonably withheld, delayed or conditioned, and (b) pursuant to Section VII(j) of the Loan Agreement, an Event of Default occurs if, without the prior consent of Lender, which consent will not be unreasonably withheld, delayed or conditioned, there shall be a transfer, sale, lease, trade, conveyance, exchange, mortgage, encumbrance, pledge, assignment or other disposition of greater than fifty percent (50%) of the ownership interest in Borrower;

WHEREAS, Borrowers have requested that Lender consent to (a) the exercise by Sky Harbour, of its option to purchase partnership interests in Overflow pursuant to the terms of that certain Option to Purchase Limited Partnership Interests dated December 30, 2022, by and between Sky Harbour and Matthew Garry and consented to by Lender, and (b) the amendment and restatement of the limited partnership agreement of Overflow substantially in the form attached hereto as Exhibit A (the “A&R Partnership Agreement”), which A&R Partnership Agreement will result in (i) Weatherford Steel Buildings Holdings LLC, an affiliate of Sky Harbour, being admitted as a limited partner holding a fifty percent (50%) or more limited partnership interest in Overflow, and (ii) Weatherford Steel Buildings GP, LLC, an affiliate of Sky Harbour, being admitted as the sole general partner holding a one percent (1.0%) general partnership interest in Overflow (together with such matters and transactions identified in the A&R Partnership Agreement or incidental thereto, collectively, the “Transaction”);

WHEREAS, Borrowers have requested certain amendments to the Loan Documents more particularly set forth below;

WHEREAS, Lender is willing to consent to the Transaction and amend the Loan Documents on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are all hereby acknowledged, Borrowers and Lender hereby covenant and agree as follows:

ARTICLE I - &CONSENT AND WAIVER

Section 1.1.    Consent. Subject to satisfaction of the conditions set forth below in Section 4.1, Lender hereby consents to the Transaction and agrees that Borrowers’ consummation of the Transaction shall not, in and of itself, constitute an “Event of Default” under Section 5.09 or Section VII(j) of the Loan Agreement or any other provision of any Loan Document. Lender’s agreement to consent to the Transaction (a) in no way shall be deemed an agreement by Lender to waive Borrowers’ compliance with the above-described covenants as of all other dates, and (b) shall not limit or impair Lender’s right to demand strict performance of all covenants as of any date, except as expressly provided in this Agreement. As soon as available, and in any event within five (5) days of the closing of Transaction, Borrowers shall deliver to Lender an executed copy of the A&R Partnership Agreement.

Section 1.2.    Waiver. Neither Borrowers nor Lender are aware of any Event of Default under the Loan Documents except the reporting requirement for audited annual financial statements, but to the extent any Event of Default exists as of the date hereof, whether known or unknown, or will occur as a result of the closing of the Transaction, Lender hereby waives such Event of Default. Nothing contained in this Section 1.2 shall be construed as a waiver by Lender of any provision of the Loan Documents arising after the date hereof, and Lender reserves the right at any time or times hereafter to require strict performance by Borrowers of any provision of the Loan Documents. Notwithstanding the foregoing waiver, Borrowers shall provide to Lender audited financial reporting statements for Financial Year 2022 within 180 days of the date of this Agreement.

ARTICLE II - AMENDMENTS TO LOAN AGREEMENT

Section 2.1.    Section 1.01 – Definitions.

Borrowers and Lender hereby agree that the following defined terms are each hereby inserted in appropriate alphabetical order in Section 1.01 of the Loan Agreement:

“Approved Transactions” shall mean (a) payment of invoices of third-party vendors related to the cost of revenue, operating costs, and general and administrative costs of the Borrowers; (b) salaries, wages, and related benefits related to employees and contractors of the Borrowers; (c) costs related to the acquisition, construction, reconstruction, renovation, rehabilitation, improvement, or expansion of the Borrowers’ property, including any and all machinery and equipment of the Borrowers; and (d) costs related to the litigation or settlement of any past, current, or future claim or loss incurred by the Borrowers, including reasonable attorney’s fees.

“Second Amendment” means that certain Consent, Waiver and Second Amendment to Loan Documents dated May 12, 2023 by and among Borrower and Lender.

“Sky Harbour” means Sky Harbour, LLC, a Delaware limited liability company and its successors and assigns.

Consent, Waiver and Second Amendment (Overflow)

(a)    Borrowers and Lender hereby agree that the following defined term is hereby amended and restated in its entirety as follows:

“Guaranty Agreement” means (a) that certain Guaranty Agreement dated as of the date hereof made by Matthew Garry in favor of Lender, and (b) that certain Guaranty Agreement dated of even date with the Second Amendment made by Sky Harbour in favor of Lender.

Section 2.2.    Section 4.04 – Cash Collateral Reserve. Borrowers and Lender hereby agree that Section 4.04(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

At the Closing, Borrower shall make a deposit (from the proceeds of the Loan) in the amount of $1,500,000 to a reserve fund (the “Cash Collateral Reserve”), which Cash Collateral Reserve shall serve as additional security for the Loan. Notwithstanding the foregoing, the Cash Collateral Reserve shall be released (a) for Approved Transactions, and (b) otherwise for transactions approved by Lender in Lender’s sole discretion, which shall not be unreasonably withheld, conditioned or delayed. In addition to the foregoing, Borrower will deposit into the Cash Collateral Reserve the amount of $386,000 not later than January 1, April 1, July 1, and October 1 of each year until the Loan is paid in full, commencing with the deposit occurring on July 1, 2023 (the “Quarterly Deposit”). Borrower hereby requests that upon receipt of each Quarterly Deposit such proceeds be applied by Lender to the principal of the Note in satisfaction of payments required pursuant to Section 3.1 of the Note. Any payments to the Note in advance of principal reductions required pursuant to Section 3.1 of the Note will be applied cumulatively toward future principal reductions due under the Note.

Section 2.3.    Article VII – Events of Default. Borrowers and Lender hereby agree that clauses (d), (e), (h), (i) and (l) of Article VII of the Loan Agreement are each hereby amended and restated in its entirety as follows:

(d) Borrower or Sky Harbour shall (i) execute a general assignment for the benefit of its creditors, or (ii) become the subject, voluntarily or involuntarily, of any bankruptcy, insolvency or reorganization proceeding; provided, however, it shall not be an Event of Default if Borrower or Sky Harbour becomes the subject of an involuntary bankruptcy, insolvency or reorganization proceeding so long as such Person promptly objects to such proceeding and seeks a dismissal thereof and the proceeding is dismissed within ninety (90) days following its filing, or (iii) admit in writing that it is unable to pay its debts generally as they become due, or (iv) apply for or consent to the appointment of a custodian, receiver, trustee, or liquidator of itself or of all or a substantial part of its assets, or (v) file a voluntary petition seeking protection under any Debtor Relief Laws, or other insolvency law now or hereafter existing, or (vi) file an answer admitting the material allegations of, or consenting to, or default in filing an answer to, a petition filed against it in any bankruptcy, reorganization, or other insolvency proceedings, or (vii) institute or voluntarily be or become a party to any other judicial proceedings intended to effect a discharge of the debts of such Person, in whole or in part, or a postponement of the maturity and the collection thereof, or a suspension of any of the rights or powers of Lender granted in the Note, the Security Instrument, this Loan Agreement, the Guaranty Agreement or the other Loan Documents; or

Consent, Waiver and Second Amendment (Overflow)

(e)         An order, judgment, or decree shall be entered by any court of competent jurisdiction appointing a custodian, receiver, trustee, or liquidator of Borrower, or Sky Harbour or of all or any substantial part of such Person’s assets; or

(h)         The liquidation, dissolution or termination of Borrower or Sky Harbour; or

(i)         Any of the Loan Documents shall for any reason cease to be in full force and effect, or be declared null and void or unenforceable in whole or in part; or the validity or enforceability (but excluding reasonable issues of interpretation) of any Loan Document shall be challenged or denied by any party thereto; provided, that it shall not be an Event of Default hereunder if the Guaranty Agreement executed by Matthew Garry violates the foregoing, so long as the Guaranty Agreement executed by Sky Harbour continues in full force and effect; or

(l)         if Sky Harbour shall revoke or dispute the validity of, or liability under, its Guaranty Agreement; or

Section 9.01 – Notices. Borrowers and Lender hereby agree that Section 9.01 of the Loan Agreement is hereby amended to amend and restate Borrower’s address for notices as follows:

If to Borrower:	Rapidbuilt, Inc.
P.O. Box 1531
Weatherford, Texas 76086
Attention: Matthew Garry
Email: Matt@rapidbuilt.com

Overflow, Ltd.
P.O. Box 1531
Weatherford, Texas 76086
Attention: Matthew Garry
Email: Matt@rapidbuilt.com

with copy to:	Sky Harbour LLC
136 Tower Road, Suite 205
White Plains, NY 10604
Attn: Michael Schmitt
Email: mschmitt@skyharbour.group

Sky Harbour LLC
136 Tower Road, Suite 205
White Plains, NY 10604
Attn: Alison Squiccimarro
Email: ASquiccimarro@skyharbour.group

Consent, Waiver and Second Amendment (Overflow)

ARTICLE III - AMENDMENT TO PROMISSORY NOTE

Payment. The paragraph entitled “PAYMENT” on page 1 of the Note is hereby amended and restated in its entirety as follows:

PAYMENT. This Note will be paid according to the following schedule: Interest will begin to accrue on the date funds are actually advanced to Borrower, but no interest or principal shall be payable until November 30, 2021. All accrued interest between the Closing Date (as defined in the Loan Agreement) and November 30, 2021 shall not be payable in cash but shall be paid in kind and added to the outstanding principal balance on November 30, 2021. Thereafter, 23 consecutive payments of interest only beginning on December 30, 2021 and continuing on the same day of each month thereafter. This will be followed by equal quarterly payments of principal in the amount of $386,000, due on each January 1, April 1, July 1, and October 1 of each year, commencing with the payment occurring on July 1, 2023, which quarterly principal payments shall be paid from the Quarterly Deposits (as defined in the Loan Agreement). One final payment shall be due on the November 30, 2025 which shall be equal to the amount of all outstanding principal and interest at such time. All payments received by Lender from Borrower for application to this Note may be applied to Borrower's obligations under this Note in such order as determined by Lender. For purposes of this section, "principal" shall mean the amount of principal and capitalized interest at such time.

ARTICLE IV - MISCELLANEOUS

Section 4.1.    Conditions to Closing. As a condition to the closing of the Agreement, Borrowers shall:

(a)    execute and deliver this Agreement,

(b)    cause Sky Harbour to execute and deliver the Guaranty Agreement in the form attached hereto as Exhibit B, and

(c)    execute and deliver such other documents as may be necessary or as may be required, in the opinion of counsel to Lender, to effect the transactions contemplated hereby and continue the liens and/or security interests of all other collateral instruments, as modified by this Agreement;

Section 4.2.    Continuing Effect. Except as modified and amended hereby, the Loan Agreement and other Loan Documents are and shall remain unchanged and hereby are ratified and confirmed and shall be and shall remain in full force and effect, enforceable in accordance with their terms.

Section 4.3.    Payment of Expenses. Borrowers agree to pay to Lender the reasonable attorneys’ fees and expenses of Lender’s counsel and other expenses incurred by Lender in connection with this Agreement.

Section 4.4.    Binding Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the parties’ respective representatives, successors and assigns.

Section 4.5.     Counterparts. This Agreement may be executed in several counterparts, all of which are identical, each of which shall be deemed an original, and all of which counterparts together shall constitute one and the same instrument, it being understood and agreed that the signature pages may be detached from one or more of such counterparts and combined with the signature pages from any other counterpart in order that one or more fully executed originals may be assembled.

Consent, Waiver and Second Amendment (Overflow)

Section 4.6.    Choice of Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, EXCEPT TO THE EXTENT FEDERAL LAWS PREEMPT THE LAWS OF THE STATE OF TEXAS.

Section 4.7.    Entire Agreement. This Agreement, together with the other Loan Documents, contains the entire agreements between the parties relating to the subject matter hereof and thereof. This Agreement and the other Loan Documents may be amended, revised, waived, discharged, released or terminated only by a written instrument or instruments, executed by the party against which enforcement of the amendment, revision, waiver, discharge, release or termination is asserted. Any alleged amendment, revision, waiver, discharge, release or termination which is not so documented shall not be effective as to any party.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES RELATED TO THE SUBJECT MATTER HEREIN CONTAINED AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE TO FOLLOW]

Consent, Waiver and Second Amendment (Overflow)

IN WITNESS WHEREOF, this Agreement is executed effective as of the date first written above.

LENDER:

VISTA BANK, a Texas state bank

By:	/s/ Marcus Williams
Marcus Williams, Market President

BORROWERS:

OVERFLOW LTD., a Texas limited partnership

	By:	Overflow GP, LLC a Texas limited liability company

		By:	/s/ Matthew J. Garry
Matthew J. Garry, Manager

RAPIDBUILT INC., a Texas corporation

By:	/s/ Matthew J. Garry
Matthew J. Garry, Manager

Consent, Waiver and Second Amendment (Overflow)

Signature Page

LOAN AGREEMENT

by and among

RAPIDBUILT, INC.,

and

OVERFLOW, LTD.,

as Borrower and

VISTA BANK,

as Lender

* * *

US $10,000,000.00

* * *

December 1, 2020

EXHIBITS

Exhibit “A”	Disclosed Litigation

Exhibit “B”	Note

Exhibit “C”	ERISA Plans

Exhibit “D”	Contracts

Exhibit “E”	MSLP Borrower Certifications and Covenants

Exhibit “F”	MSLP Financial Reporting Requirements

Exhibit “G”	Refinanced Debt

Exhibit “H”	Form of Compliance Certificate

Exhibit “I”	Subordinate Debt

Exhibit “J”	Description of Project

Exhibit “K”	Rent Roll

Exhibits to Loan Agreement

i

Loan No. – 81564

LOAN AGREEMENT

This LOAN AGREEMENT (this “Loan Agreement”) is made and entered into as of December 1, 2020, by and among RAPIDBUILT, INC., a Texas corporation (“Rapidbuilt”) and OVERFLOW, LTD., a Texas limited partnership (“Overflow”; together with Rapdibuilt individually and collectively, as the context requires, “Borrower”), and VISTA BANK, a Texas state bank (“Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower is the owner of the parcels of real property described on Exhibit “J” attached hereto and the improvements thereon.

WHEREAS, Borrower has requested that Lender make a loan pursuant to the Main Street Lending Program’s Priority Loan Facility (the “Main Street Lending Program”) to Borrower;

WHEREAS, Lender is willing to make such loan to Borrower subject to and upon the terms and conditions hereinafter set forth and subject to and upon the terms and conditions of the Main Street Lending Program;

WHEREAS, Borrower has existing, outstanding indebtedness of approximately $3,598,414.00 in the aggregate in favor of those lenders listed on Exhibit “G” (the “Refinanced Debt”); and

WHEREAS, upon the funding of the Loan (as defined below), the entire remaining balance of the Refinanced Debt will be paid directly to those lenders listed on Exhibit “G”, and the Refinanced Debt and interest and fees thereon shall be paid off in its entirety (the “Payoff”) and effective as of the date the Loan is funded (following the payoff of the Refinanced Debt), Borrower has no other Indebtedness secured by the Collateral.

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged by the parties hereto, Borrower and Lender agree as follows:

ARTICLE I

DEFINITIONS

1.01   Definitions. For purposes of this Loan Agreement, unless the context otherwise requires, the following terms shall have the respective meanings assigned to them in this Article I or in the sections and subsections referred to below:

“Affiliate” of any Person means any other Person:

(a)    which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person; or

Loan Agreement-Page 1

(b)    which, directly or indirectly, beneficially owns or holds 10% or more of any class of stock or any other ownership interest in such Person; or

(c)    10% or more of the direct or indirect ownership of which is beneficially owned or held by such Person.

For purposes of this definition, the term “control” (and its correlative meanings) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, by contract or otherwise. In any event, Borrower, each Guarantor, and each of their respective Affiliates, shall be deemed to be an Affiliate of each of the other of them.

“Anti-Terrorism and Anti-Money Laundering Laws” means the USA Patriot Act of 2001, the Bank Secrecy Act, as amended through the date hereof, Executive Order 13324 – Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, as amended through the date hereof, and as they may be amended, and other federal laws and regulations and executive orders administered by the United States Department of the Treasury, Office of Foreign Assets Control (“OFAC”) which prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals (such individuals include specially designated nationals, specially designated narcotics traffickers and other parties subject to OFAC sanction and embargo programs), and such additional laws and programs administered by OFAC which prohibit dealing with individuals or entities in certain countries regardless of whether such individuals or entities appear on any of the OFAC lists.

“Audited Financial Statements” means, for any Person, Financial Statements of such Person in reasonable detail and accompanied by an opinion thereon of independent public accountants reasonably acceptable to Lender to the effect that such Financial Statements were prepared in accordance with GAAP, and that the examination of such accounts in connection with such Financial Statements has been made in accordance with generally accepted auditing standards.

“Authorized Signatory” means any Person who is authorized by Borrower to execute any Loan Documents or any other notice, request or document required or permitted hereunder to be submitted by Borrower to Lender.

“Borrower” means individually and collectively, as the context requires, RAPIDBUILT, INC., a Texas corporation, and OVERFLOW, LTD., a Texas limited partnership.

“Business” shall mean the business of Borrower, including but not limited to, designing and manufacturing pre-engineered and custom building components.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Dallas, Texas are authorized or required by law to close.

“Cash Collateral Reserve” shall have the meaning assigned to such term in Section 4.04.

“Closing” means the closing and funding of the Loan.

Loan Agreement-Page 2

“Closing Date” means the date the Loan is funded.

“Collateral” shall collectively mean the collateral described in the Security Agreement and the Security Instrument.

“Compliance Certificate” shall mean any certificate executed by a responsible and authorized officer or representative of Borrower in the form attached hereto as Exhibit “H” certifying to financial information, financial statements, loan information and other matters required by the Loan Documents or as may be reasonably requested by Lender from time to time.

“Debt Service Coverage Ratio” means with respect to the twelve month period of time immediately preceding the date of determination, the ratio calculated for such period of time, each as determined in accordance with GAAP, of (1) earnings before interest expense, income taxes, depreciation and amortization to (2) principal and interest payments on all Indebtedness.

“Debtor Relief Laws” means any applicable relief, liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization, or similar laws affecting the rights or remedies of creditors generally, as in effect from time to time.

“Default Rate” means a per annum interest rate equal to eighteen percent (18%), but not in excess of the Maximum Rate.

“Disclosed Litigation” means the matters listed on Exhibit “A” attached hereto.

“Disposition” means the sale, transfer, lease or other disposition (including any sale and leaseback transaction) of any Collateral or any direct or indirect interest therein (exclusive of cash) by any Person (or the granting of any option or other right to do any of the foregoing). For purposes of this Agreement, an ordinary course intercompany Lease or other Lease entered into by Borrower in accordance with this Agreement shall not constitute a Disposition and shall not trigger the payment of a Release Price under Section 2.06(b).

“Dollars” and the sign “$” means lawful currency of the United States of America. “EIDL Loan” means the economic injury disaster loan in the amount of $159,900.00 from the Small Business Administration to Borrower.

“Environmental Indemnity Agreement” means that certain Environmental Indemnity Agreement date of even date herewith given by Borrower and Guarantor unto Lender.

“Environmental Laws” means any and all Laws relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment, including those related to Hazardous Materials, air emissions and discharges to waste or public systems.

"Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

Loan Agreement-Page 3

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder by any Governmental Authority, as from time to time in effect.

“ERISA Affiliate” means any organization, trade or business, or other arrangement (whether or not incorporated) which is a member of a group of which Borrower is also a member and which is treated as a single employer within the meaning of IRC Section 414(b), (c), (m) or (o).

“ERISA Plan” means an employee benefit plan as defined in ERISA Section 3(3) maintained or contributed to by Borrower or any ERISA Affiliate for employees of Borrower or any ERISA Affiliate.

“Event(s) of Default” shall have the meaning set forth in Article VII hereof.

“Financial Statements” means, with respect to any Person, such balance sheets, statements of operations, statements of cash flow, statements of changes in members’ capital or shareholders’ equity and other financial information with respect to such Person as shall be reasonably required by Lender, and which shall be prepared in accordance with GAAP, consistently applied for all periods, except as otherwise noted in such financial statements.

“Financing Statements” means financing statements to be filed with the appropriate state and/or county offices for the perfection of a security interest in any of the Collateral or as security for the Loan.

“Fiscal Year” means, for any Person, (a) the calendar year, or (b) such other period as such Person may designate and Lender may approve in writing.

“GAAP” means those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants or by the Financial Accounting Standards Board or through appropriate boards or committees thereof after the date hereof, and which are consistently applied for all periods, so as to properly reflect the financial position of a Person, except that any accounting principle or practice required or permitted to be changed by the Financial Accounting Standards Board (or other appropriate board or committee of that Board) in order to continue as a generally accepted accounting principle or practice may be so changed.

“Governmental Authority” means any federal, state, county, municipal, parish, provincial, tribal or other government, or any department, commission, board, court, agency (including, without limitation, the U. S. Environmental Protection Agency), whether of the United States of America or any other country, or any instrumentality of any of them, or any other political subdivision thereof (a) in which any of Borrower, Guarantor or Lender is located or conducts business, or (b) exercising jurisdiction over Borrower, Guarantor or Lender, and any entity exercising legislative, judicial, regulatory, or administrative functions of, or pertaining to, government including, without limitation, any arbitration panel, any court or any commission.

“Governmental Requirements” means all laws, ordinances, rules, regulations, orders and directives of any Governmental Authority applicable to any of Borrower, Guarantor or Lender, including, without limitation, all applicable licenses, building codes, restrictive covenants, zoning and subdivision ordinances, flood disaster, health and environmental laws and regulations, and the ADA.

Loan Agreement-Page 4

“Guarantor” means, Matthew Garry, an individual.

“Guaranty Agreement” means that certain Guaranty Agreement(s), dated as of the date hereof, made by Guarantor in favor of Lender.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Improvements” shall have the meaning set forth in the Security Instrument.   “Indebtedness”  means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including, without limitation, all obligations, contingent or otherwise, of such Person in connection with letter of credit facilities, acceptance facilities or other similar facilities and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding), (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all capital lease obligations of such Person, and (e) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien, security interest or other charge or encumbrance upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, but not in such event in excess of the value of such property. Notwithstanding the foregoing, the term “Indebtedness” shall not include unearned deposits held by Borrower for third parties not an Affiliate in the ordinary course of Borrower’s business and which are returned to such third parties as required by the applicable agreement with third parties.

“Initial Fees” means the Origination Fee and the Transaction Fee required by and described in Section 2.05 hereof.

“Initial Financial Statements” means the Financial Statements of each Person delivered to Lender in connection with the application for the Loan, which may be pro forma Financial Statements.

Loan Agreement-Page 5

“Insurance Policies” means satisfactory evidence (including appropriate certificates and insurance digests summarizing policies) of insurance and reinsurance policies (whether individual or blanket) issued by (a) responsible and reputable insurance companies licensed to do business in Texas having a Best’s rating of at least A-IX or such other rating as Lender may specifically approve, or (b) other insurers reasonably acceptable to Lender. Such policies shall include Commercial General Liability (including contractual liability) covering Borrower’s operations in an amount not less than $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate.

Such insurance policies shall name Lender, as loss-payee, mortgagee or additional insured, as its interests may appear, as may be appropriate for the particular type of insurance.

“IRC” means the Internal Revenue Code of 1986, as amended.

“Laws” means any constitution, treaty, statute, law, code, regulation, ordinance or other rule of law, whether national or international, federal, state or local, and any order, decree or Permit of any Governmental Authority affecting Borrower or the Project, including, without limitation, the Americans with Disabilities Act, together with, in each case, any judicial, administrative requirement, restriction or other interpretation or administration thereof by any Government Authority charged with or imbued with authority for the enforcement, interpretation or administration thereof and any agreements by or with any Governmental Authority, whether or not having the force of law.

“Lease” means a lease (or any other agreement permitting occupancy by a Person other than the owner of the portion of the Project in question) of space in any portion of the Project.

“Lender” means Vista Bank, a Texas state bank.

“Lien” means any lien, mortgage, security interest, assignment, tax lien, pledge or encumbrance, or conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of indebtedness, whether arising by agreement or under any statute or law, or otherwise.

“Loan” means the loan by Lender to Borrower, in an amount not to exceed the Loan Amount, in accordance with this Loan Agreement and the other Loan Documents.

“Loan Agreement” or “Agreement” means this Loan Agreement, together with all amendments and modifications hereof and supplements and attachments hereto.

“Loan Amount” means Ten Million and No/100 U.S. Dollars ($10,000,000.00).

“Loan Documents” means this Loan Agreement, the Note, the Security Instrument, the Guaranty Agreement, the Environmental Indemnity Agreement, the Subordination Agreement and such other instruments evidencing, securing, or pertaining to the Obligation, or any part thereof, as shall, from time to time, be executed and delivered by Borrower, any Guarantor, or any other Person to Lender pursuant to or in connection with this Loan Agreement or any other Loan Document.

“Loss Proceeds Account” shall have the meaning assigned to such term in Section 4.22. “Maturity Date” means December 1, 2025.

Loan Agreement-Page 6

“Maximum Rate” means the maximum rate (or, if the context so requires, an amount calculated at such rate) of interest which the holder of the Note is allowed to contract for, charge, take, reserve, or receive under applicable law after taking into account, to the extent required by applicable law, any and all relevant payments or charges.

“Member” means each member, shareholder, partner or equity owner of Borrower.  “Monthly Debt Service Payment Amount”  shall mean the scheduled monthly interest payment and the annual principal and interest payment due under this Loan Agreement and the Note for a particular month.

“Multiemployer Plan” means a multiemployer plan as defined in ERISA Section 4001(a)(3) or IRC Section 414 to which Borrower or any ERISA Affiliate contributes, has contributed since September 2, 1974, or is required to contribute.

“Net Proceeds” means any cash or cash equivalents received by or paid to or for the account of any Person in respect of proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), or condemnation awards (and payments in lieu thereof) after deduction of the costs and expenses (including fees of any insurance consultant or adjuster and reasonable attorneys’ fees and disbursements), if any, incurred in collecting the same.

“Net Proceeds Account” means the Account established by the Borrower with the Lender into which all Net Proceeds will be deposited and which shall be released only in accordance with Section 4.21 and/or Section 4.22 of this Agreement, as applicable.

“New Building” means the new building containing approximately 92,260 square feet, currently under construction at the Project.

“Note” means the promissory note in substantially the form of Exhibit “B” attached hereto issued by Borrower to Lender pursuant to Section 2.03 hereof, as it may be renewed, extended, modified or increased.

“Obligation(s)” means all present and future Indebtedness of Borrower to Lender, and all renewals and extensions thereof, or any part thereof, arising (a) pursuant to this Loan Agreement or represented by the Note, and all interest accruing thereon, and reasonable attorneys’ fees incurred in the drafting, negotiation, enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several or joint and several; together with all indebtedness, obligations and liabilities of Borrower evidenced or arising pursuant to any of the other Loan Documents, and all renewals, modifications, increases and extensions thereof, or any part thereof, (b) pursuant to any other loan and/or advances which Lender may hereafter make to Borrower in connection with the Loan or the Collateral or any portion thereof, and (c) pursuant to all other and additional debts, obligations and liabilities of every kind and character of Borrower now or hereafter existing in favor of Lender, in connection with the Loan or the Collateral or any portion thereof, regardless of whether such debts, obligations and liabilities be direct or indirect, primary or secondary, joint, several or joint and several, fixed or contingent, and regardless of whether such present or future debt, obligations and liabilities may, prior to their acquisition by Lender, be or have been payable to or in favor of some other Person or have been acquired by Lender in a transaction with one other than Borrower.

Loan Agreement-Page 7

“OFAC Prohibited Person” means, a country, territory, individual or Person (i) listed on, included within or associated with any of the countries, territories, individuals or entities referred to on The Office of Foreign Assets Control’s List of Specially Designated Nationals and Blocked Persons or any other prohibited person lists maintained by governmental authorities, or otherwise included within or associated with any of the countries, territories, individuals or entities referred to in or prohibited by any other Anti-Terrorism and Anti-Money Laundering Laws, or (ii) which is obligated or has any interest to pay, donate, transfer or otherwise assign any property, money, goods, services, or other benefits from the Collateral or Business directly or indirectly, to any countries, territories, individuals or entities on or associated with anyone on such list or in such laws.

“Organizational Documents” means, for any Person, the following:

(a)    Articles of incorporation, certificate of formation or other similar filing, and all amendments thereto, certified as complete and correct by the Secretary of State (or other appropriate officers) of the state of formation, together with a copy of the operating agreement or other primary governing documents, and all amendments thereto, certified as complete and correct by the manager, managing member, general partner, president or director, or other duly authorized signatory, as applicable, of such Person;

(b)    Current certificates of existence and good standing issued by the appropriate state officer(s) of the state of formation and states in which such Person does business; and

(c)    Consents of manager, managing member, general partner, president and/or director, or other duly authorized signatory, as applicable, to the extent necessary under the governing documents.

“Origination Fee” means the Origination Fee required by and described in Section 2.05

“Participant” has the meaning given to such term in Section 6.02.  “Participation Amount”  has the meaning given to such term in Section 6.02.

“Payoff Letter” means a written letter from each of the lenders listed on Exhibit “G”, valid as of the Closing Date, detailing the amount Borrower is required to pay to each such lender to repay the applicable portion of the Refinanced Debt in full.

“PBGC” means the Pension Benefit Guaranty Corporation, and any successor to all or any of the Pension Benefit Guaranty Corporation’s functions under ERISA.

“Permitted Encumbrances” shall mean, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy relating to the Project or any part thereof, (c) Liens, if any, for Real Estate Taxes imposed by any Governmental Authority not yet delinquent, and (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion; provided that, none of which items (a) through (d), individually or in the aggregate, materially interferes with the value, current use or operation of the Project or the security intended to be provided by the Security Instrument or with the current ability of the Project to generate net cash flow sufficient to service the Loan or Borrower’s ability to pay and perform the Obligations under the Loan Documents when they become due.

Loan Agreement-Page 8

“Permitted Equipment Loans” means (i) the loan by Toyota Industries Commercial Finance, Inc. to Rapidbuilt, evidenced by that certain financing statement filed on June 6, 2019 with the Texas Secretary of State as Filing Number 19-0021193177, and (ii) the loan by JCB Finance to Rapidbuilt, evidenced by that certain financing statement filed on August 3, 2020 with the Texas Secretary of State as Filing Number 20-0040190298.

“Permitted Indebtedness” means (i) Indebtedness to Lender, (ii) trade payables incurred in the ordinary course of business that are not evidenced by a note, (iii) the PPP Loan, (iv) the Subordinate Debt, and (v) the Permitted Equipment Loans.

“Permitted Liens” means Liens in favor of Lender as contemplated by this Loan Agreement, and any Liens which exist pursuant to Permitted Indebtedness so long as such Liens do not encumber the Collateral.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other form of entity.

“Potential Default” means an Event of Default or the occurrence of an event or condition which with notice or the lapse of time or both would become an Event of Default.

“PPP Loan” means the loan in the outstanding principal amount of $128,300.00 by the U.S. Small Business Administration to Borrower.

“Prohibited ERISA Transaction” means a transaction that is prohibited under IRC Section 4975 or ERISA Section 406 and not exempt under IRC Section 4975 or ERISA Section 408.

“Project” means the parcels of real property described on Exhibit I attached hereto and the improvements thereon.

“Quarterly Period” means each calendar quarter.

“Real Estate Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Project or part thereof.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, from time to time in effect, and shall include any successor or other regulation relating to reserve requirements applicable to member banks of the Federal Reserve System.

Loan Agreement-Page 9

“Regulation U” means Regulation U promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 221, or any other regulation hereafter promulgated by said Board to replace the prior Regulation U and having substantially the same function.

“Regulation X” means Regulation X promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 224, or any other regulation hereafter promulgated by said Board to replace the prior Regulation X and having substantially the same function.

“Release Price” has the meaning assigned to such term in Section 2.06(b).

“Reserve Bank” means the Federal Reserve Bank of Boston and/or any entity utilized by it to buy a participation interest in the Loan pursuant to the Main Street Lending Program.

“Reserve Cap” has the meaning assigned to such term in Section 4.04.  “Reserve Total”  has the meaning assigned to such term in Section 4.04.

“Security Agreement” means that certain Security Agreement dated as of the date hereof, given by Borrower, in favor of Lender.

“Security Instrument” means the Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing, in the form required by the Lender, relating to the Project.

“Subordinate Debt” means the Indebtedness evidenced by the promissory note(s) described on Exhibit I attached hereto and made a part hereof, which Indebtedness is subordinate to the Loan and subject to the terms of the certain Subordination Agreement.

“Subordination Agreement” means that certain Subordination and Standstill Agreement entered into by Guarantor in favor of Lender and dated as of the date hereof.

“Subsidiary” means, with respect to any Person, any other Person directly or indirectly owned by such Person.

“Term” means the period commencing on the date hereof and ending on the Maturity Date.  “Title Insurance Policy”  has the meaning set forth in Section 6.01(c).

“Transaction Fee” means the Transaction Fee required by and described in Section 2.05 hereof.

“UCC Searches” means central and local current financing statement searches from Texas and such other jurisdictions as Lender may request, covering the Borrower, Guarantor and any other known owner of the Collateral, together with copies of all financing statements listed in said search.

1.02	Other Definitional Provisions.

(a)    All terms defined in this Loan Agreement shall have the above-defined meanings when used in the Note or any of the other Loan Documents, or in any other certificate, report or other document made or delivered pursuant to this Loan Agreement, unless the context therein shall otherwise require.

Loan Agreement-Page 10

(b)	Defined terms used in the singular shall import the plural and vice versa.

(c)    The words “hereof,” “herein,” “hereunder,” and similar terms when used in this Loan Agreement shall refer to this Loan Agreement as a whole and not to any particular provision of this Loan Agreement.

(d)    Any accounting terms used in this Loan Agreement which are not separately defined shall have the meanings customarily given them in accordance with GAAP.

ARTICLE II

THE LOAN

2.01    The Loan. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, and provided that no Event of Default or Potential Default has occurred and is continuing, Lender agrees to advance the Loan Amount to Borrower on the Closing Date (which shall occur when all of the conditions to funding in Article VI have been satisfied) by wire transfer in immediately available funds. The Loan hereunder is not revolving and any principal payment or prepayment hereunder may not be reborrowed.

2.02    Interest on the Loan.

(a)    Subject to the provisions of Section 2.06 hereof, the Loan shall bear interest as provided in this Section 2.02. Interest will begin to accrue on the Closing Date. The initial variable interest rate on the Loan will be 3.21% per annum. This interest rate may change on January 1, 2021, and on the first day of each Quarterly Period thereafter. Each date on which the interest rate may change is called the “Change Date.” Prior to each Change Date, Lender will calculate the new interest rate based on 3 Month LIBOR in effect on the Change Date (the “Index”) plus 3.00%.

(b)    If the Index is not available at the time of the Change Date, Lender will choose a new Index which is based on comparable information. The Index is used solely to establish a base from which the actual rate of interest payable under the Note will be calculated, and is not a reference to any actual rate of interest charged by any lender to any particular borrower.

(c)    Nothing contained herein shall be construed as to require the Borrower to pay interest at a greater rate than the maximum allowed by law. If, however, from any circumstances, Borrower pays interest at a greater rate than the maximum allowed by law, the obligation to be fulfilled will be reduced to an amount computed at the highest rate of interest permissible under applicable law and if, for any reason whatsoever, Lender ever receives interest in an amount which would be deemed unlawful under applicable law, such interest shall be automatically applied to amounts owed, in Lender’s sole discretion, or as otherwise allowed by applicable law. An increase in the interest rate will result in a higher payment amount.

Loan Agreement-Page 11

(d)    Interest on the Note is calculated on an Actual/360 day basis. This calculation method may result in a higher effective interest rate than the numeric interest rate stated in the Note.

2.03    Note; Repayments. The Loan shall be evidenced by and payable in accordance with the Note. After the maturity of the Loan, the obligations of Borrower and the rights and privileges of Lender under this Loan Agreement, the Note and all other Loan Documents shall continue in full force and effect until the Note and the remaining Obligation have been paid and performed in full.

2.04    Manner and Application of Payments. All payments of principal and/or interest on the Loan, and of all other amounts payable under this Loan Agreement or the other Loan Documents by Borrower to or for the account of Lender, shall be made by Borrower to Lender, before 2:00 p.m. (Dallas, Texas time) in immediately available funds. Should any payment required hereby become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day. Funds received after 2:00 p.m. (Dallas, Texas time) shall be treated for all purposes as having been received by Lender on the first Business Day next following receipt of such funds. All payments made on the Loan so long as no Event of Default has occurred and is continuing shall be applied (except as may be otherwise required by applicable Governmental Requirements) first to any payment on the Loan (including principal, interest, costs, fees and expenses) then due and owing, second to any past-due payment on the Loan, and third, to the remaining Obligation in such order and manner as Lender may determine, any instructions from Borrower or any other Person to the contrary notwithstanding. All payments made on the Loan while an Event of Default has occurred and is continuing shall be applied (except as may be otherwise required by applicable Governmental Requirements) to the Obligation in such order and manner as Lender may determine, any instructions from Borrower or any other Person to the contrary notwithstanding. Subject to the foregoing limitations, Lender may, in its sole and absolute discretion, apply payments first to satisfy the portion of the Obligation, if any, for which Borrower or any other Person has no personal, membership or corporate liability, if any, and then to the remaining Obligation.

2.05    Origination and Transaction Fee. Upon Closing, Borrower shall pay to Lender (i) an Origination Fee (herein so called) in the amount of One Hundred Thousand and No/100 U.S. Dollars ($100,000.00), in consideration for the agreement of Lender to enter into this Loan Agreement, and (ii) a transaction fee in the amount of One Hundred Thousand and No/100 U.S. Dollars ($100,000.00), which Lender shall remit to the Reserve Bank as a “transaction fee” (the “Transaction Fee” and together with the Origination Fee, the “Initial Fees”).

2.06    Prepayment of Loan.

(a)    Borrower shall have the right at any time to prepay the Loan without premium or penalty.

(b)    Any Disposition of any real property by Borrower shall require the consent of the Lender. If the Lender has consented to a Disposition, and then Borrower voluntarily Disposes of the portion of the Project which was the subject of such consent, the Borrower shall deliver the all net proceeds received from such approved Disposition (the “Release Price”) to Lender as a condition precedent to the Disposition of such real property. Such Release Price shall then be applied to the principal then outstanding under the Loan upon the closing of such Disposition plus all interest accrued to the date of such prepayment on the portion of the principal amount being prepaid as well as all other amounts due under this Agreement (i.e., fees and expenses).

Loan Agreement-Page 12

2.07    Taxes.

(a)    Any and all payments by Borrower hereunder and under the other Loan Documents shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, but excluding, with respect to Lender, (i) taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which Lender is organized or any political subdivision thereof and, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of Lender’s applicable lending office or any political subdivision thereof and (ii) any taxes imposed by the United States of America by means of withholding at the source if and to the extent that such taxes shall be in effect and shall be applicable, on the date hereof, to payments to be made to Lender (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities except as so excluded being hereinafter referred to as “Taxes”). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to Lender, (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.07) Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) Borrower shall make such deductions and (C) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)    In addition, Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Loan Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c)    Borrower will indemnify Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.07) paid by Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto except as a result of the gross negligence or willful misconduct of Lender. This indemnification shall be made within thirty (30) days from the date Lender makes written demand therefor.

(d)    Within thirty (30) days after the date of any payment of Taxes by or at the direction of Borrower, Borrower will furnish to Lender, at its address referred to in Section 9.01 hereof, the original or a certified copy of a receipt evidencing payment thereof.

Loan Agreement-Page 13

(e)    Lender shall endeavor in good faith (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its lending office or change the jurisdiction for its lending office, as the case may be, so as to avoid the imposition of any Taxes or Other Taxes or to reduce the amount of any such additional amounts which may thereafter accrue; provided that no such selection or change of the jurisdiction for its lending office shall be made if, in the judgment of Lender, such selection or change would be disadvantageous to Lender.

(f)    Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 2.07 shall survive the payment in full of the Obligation.

2.08    Lending Office. Lender may change its lending offices from time to time by notice to Borrower. Any such change in Lender’s principal office or lending office which is a result of an election by Lender for its internal corporate convenience shall not increase the cost of the Loan to Borrower.

2.09    Conditions Precedent for the Benefit of Lender. Except for the rights of the Reserve Bank and the conditions imposed by the Reserve Bank and any other Governmental Authority, all conditions precedent to the obligation of Lender to make the Loan are imposed hereby solely for the benefit of Lender, and no other party may require satisfaction of any such condition precedent or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with such conditions precedent. All requirements of this Loan Agreement may be waived by Lender, in whole or in part, at any time in Lender’s sole discretion.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BORROWER

To induce Lender to enter into this Loan Agreement and to make the Loan hereunder, Borrower hereby represents and warrants to Lender as of the date hereof the matters set forth in this Article III.

3.01    Organization. Borrower is a duly formed entity, validly existing and in good standing under the laws of its organization and is operating in accordance with its Organizational Documents. The business which Borrower carries on and which it proposes to carry on may be conducted by Borrower. Borrower is duly authorized to conduct business in all states where Borrower is required to be registered to comply with applicable law. Except as disclosed in writing to Lender, no Member has transferred, assigned, pledged or mortgaged its interests in Borrower or any profits or proceeds therefrom.

3.02    Authorization and Power. Borrower has the power and requisite authority to execute, deliver, and perform its respective obligations under this Loan Agreement and the other Loan Documents to which it is a party; Borrower is duly authorized to, and has taken all action necessary to authorize it to, execute, deliver and perform under this Loan Agreement and each of the other Loan Documents to which it is a party and is and will continue to be duly authorized to perform under this Loan Agreement and the other Loan Documents to which it is a party.

Loan Agreement-Page 14

3.03    Valid and Binding Obligation. All of the Loan Documents, and all other documents referred to herein to which Borrower or any Member or Guarantor is a party, upon execution and delivery by such Person, will constitute valid and binding obligations of such Person, enforceable in accordance with their terms, except as limited by Debtor Relief Laws and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

3.04    Conflicts. Neither the execution and delivery of this Loan Agreement, the Note or the other Loan Documents to which Borrower or any Member or Guarantor is a party, nor consummation of any of the transactions herein or therein contemplated nor compliance with the terms and provisions hereof or with the terms and provisions thereof, will contravene any provision of law, statute, rule or regulation to which such Person is subject or any judgment, decree, license, order or permit applicable to such Person, or will conflict or be inconsistent with, or will result in any breach of any of the terms of the covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of a Lien (except Liens in favor of Lender) upon any of the property or assets of such Person pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which such Person is a party or by which such Person may be bound, or to which such Person may be subject, or violate any provision of the Organizational Documents of such Person.

3.05    Consents, Etc. No consent, approval, authorization or order of any court or Governmental Authority or any third party (other than those which have been obtained prior to the date hereof) is required in connection with the execution and delivery by Borrower of this Loan Agreement or the other Loan Documents.

3.06    Pending Litigation. Other than the Disclosed Litigation, there are no proceedings pending, or to Borrower’s knowledge, threatened, against or affecting Borrower, or any Guarantor, in any case in any court or before any Governmental Authority or arbitration board or tribunal which involve the possibility of materially and adversely affecting the assets, prospects, profits or condition (financial or otherwise) of Borrower or the Business, or the ability of any such Person to perform its respective obligations under the Loan Documents or any Organizational Document of any such Person. None of Borrower or Guarantor is in default with respect to any order of any court, Governmental Authority or arbitration board or tribunal.

3.07    Principal Office, Etc. The chief executive office, principal office and principal place of business of Borrower is located at the address set forth in Section 9.01 and such address is accurate, true and correct.

3.08    Control Persons. Borrower is not, and no Person having “control” (as that term is defined in 12 U.S.C. §375b or in regulations promulgated pursuant thereto) of Borrower is, an “executive officer,” “director,” or “person who directly or indirectly or in concert with one or more persons, owns, controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. §375b or in regulations promulgated pursuant thereto) of Lender, of a holding company of which Lender is a subsidiary, or of any other subsidiary of a holding company of which Lender is a subsidiary, of any bank at which Lender maintains a correspondent account, or of any bank which maintains a correspondent account with any Lender.

Loan Agreement-Page 15

3.09      Government Regulation.

(a)    Borrower is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940.

(b)    Borrower is not a “public-utility company,” or a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935.

(c)    Borrower is not engaged principally, or as one of its important activities, in the business of extending, or arranging for the extension of, credit for the purpose of “purchasing or carrying any margin stock,” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System. No portion of the assets of Borrower consists of any such margin stock, and no part of the proceeds of any Loan will be used to purchase or carry any such margin stock within the meaning of said regulation or to extend credit to others for such purpose.

(d)    Neither Borrower nor any Person who owns a controlling interest in or otherwise controls Borrower is an OFAC Prohibited Person. Borrower has implemented appropriate procedures and policies to ensure its compliance with the requirements of Anti- Terrorism and Anti-Money Laundering Laws.

3.10    Ownership of Project. Borrower has good, record and marketable title in fee simple to the Project as described in the Security Instrument executed by Borrower, subject only to the applicable Permitted Encumbrances.

3.11    Financial Condition. As of the date of execution hereof and the Closing Date, the present fair economic value of the assets of Borrower is greater than the amount required to pay Borrower’s total liabilities, and Borrower is able to pay its debts as they mature. Borrower has access to sufficient capital to carry on the Business and transactions as now conducted and as planned to be conducted in the future. Borrower is not the subject of any bankruptcy, insolvency, reorganization or receivership proceeding and, to Borrower’s best knowledge, no such proceeding is threatened or imminent. The Initial Financial Statements reflect the current financial condition of each Person described therein and no material adverse change has occurred in the financial condition of any such Person since the respective dates of the Initial Financial Statements.

3.12    Restrictions. Borrower is not a party to any contract or agreement, or subject to any charter or other restriction, which materially and adversely affects it or the Business. Borrower has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its assets, whether now owned or hereafter acquired, to be subject to any Liens (other than the Permitted Liens). No direct or indirect owner of Borrower has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) all or any portion of its direct or indirect ownership interest in such Person, or any profits or proceeds therefrom, to be subject to any Liens (other than the Permitted Liens and as set forth in Borrower’s Organizational Documents).

Loan Agreement-Page 16

3.13    No Default. No Event of Default or Potential Default has occurred and is continuing under this Loan Agreement or any other Loan Document.

3.14    Rent Roll. The Rent Roll attached hereto as Exhibit “K” contains a true and correct listing of each Lease in effect with regard to any portion of the Project and Borrower has provided to Lender a true and correct copy of each Lease.

3.15    ERISA. The ERISA Plans listed on Exhibit “C” constitute the list of all ERISA Plans of Borrower or any ERISA Affiliate as of the Closing Date. Each ERISA Plan of Borrower or any ERISA Affiliate is in compliance with ERISA and, where applicable, the IRC in all material respects, and Borrower and all ERISA Affiliates are in compliance in all material respects with the terms and conditions of all ERISA Plans. Neither Borrower nor any ERISA Affiliate now participates in or maintains (or ever have since September 1, 1974, participated in or maintained) a Multiemployer Plan except as listed on Exhibit “C” attached hereto. Neither Borrower nor any ERISA Affiliate now sponsors or maintains (or ever has sponsored or maintained) an ERISA Plan except as listed on Exhibit “C” attached hereto. Neither Borrower nor any ERISA Affiliate has terminated any such ERISA Plan within the past five years under circumstances which would result in any liability of Borrower or any ERISA Affiliate to the PBGC or the Internal Revenue Service. Borrower has timely filed, with respect to all of its ERISA Plans and “specified fringe benefit plans,” as defined in IRC §6093D, all required reports or returns on Form 5500. Borrower has not, after December 18, 1989, knowingly participated in any breach of fiduciary responsibility as defined in ERISA §502(1) and since September 1, 1974, has not, directly or indirectly, participated as a party-in-interest in any Prohibited ERISA Transaction with an ERISA Plan. Borrower has timely provided all health care continuation coverage required under IRC Section 4980B, and has timely notified all employees, as required by §4980B, of the right to elect health care continuation coverage.

3.16    FIRPTA. The Borrower is not a “foreign person” within the meaning of Sections 1445 or 7701 of the Internal Revenue Code.

3.17    Indebtedness. Except for Permitted Indebtedness, Borrower has not incurred, created, contracted for, waived, assumed, guaranteed or is otherwise liable in respect of any Indebtedness other than the Loan. Borrower has not incurred Indebtedness other than that disclosed on the Initial Financial Statements of Borrower. No default or failure of performance has occurred and is continuing with respect to any Indebtedness of Borrower. No event has occurred and Borrower has taken no action which could reasonably be expected to cause the PPP Loan not to be forgiven.

3.18    Taxes. All tax returns required to be filed by Borrower in any jurisdiction have been filed and all Real Estate Taxes and other taxes, assessments, fees, and other governmental charges upon such Persons or upon any of their respective properties, income or franchises pursuant to such tax returns have been paid that are required to be paid prior to the time that the non-payment of such taxes could give rise to a Lien on any asset of such Person, unless (i) such tax, assessment, fee or charge is being contested in good faith by such Person through appropriate proceedings after the establishment of appropriate reserves therefor in accordance with GAAP or (ii) such filing, tax, assessment, fee or charge would not involve the possibility of materially and adversely affecting the assets, business, prospects, profits and condition of any such Person.

Loan Agreement-Page 17

3.19    Construction of Project. Except with respect to the New Building, all Improvements have been fully completed, Lien free, in accordance with all applicable Laws and Permits and certificates of occupancy/completion for all such Improvements have been issued and are in full force and effect.

3.20    Full Disclosure. To Borrower’s current actual knowledge, there is no fact that Borrower has not disclosed to Lender which could have a material adverse effect on Borrower, the Business or any of the Collateral.

3.21    Intellectual Property; Licenses, Etc. Borrower and Guarantor own or possess the right to use, all of the material trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Borrower or Guarantor that is material to the Business infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending except as described in Exhibit A, or to the best knowledge of the Borrower, threatened.

3.22    Governmental Requirements. No violation of any Governmental Requirement including, without limitation, Environmental Laws, exists with respect to any of the Collateral, and the current use thereof complies in all material respects with applicable restrictive covenants and Governmental Requirements affecting the Collateral, and all Governmental Requirements for such use have been satisfied. The Project is in compliance with all applicable Laws and Permits that are reasonably necessary for the operation of the Business as well as with all restrictive covenants and deed restrictions which impact the operations of a specific property within the Project.

3.23    Financing Statements. As of the Closing Date (and assuming the termination of any financing statements relating to the Refinanced Debt), there is no financing statement or other document creating or evidencing a Lien now on file with any Governmental Authority covering any of the Collateral, and there is no Lien on any of the Collateral, whether such Collateral shall be real or personal, tangible or intangible, or whether Borrower is named or signed as “Debtor”, other than the Liens made in favor of Lender pursuant to this Loan Agreement and the Loan Documents.

3.24    Accuracy of Information. All statements, certificates and information delivered or to be delivered to Lender by or on behalf of Borrower or any Member pursuant to or as required by this Loan Agreement or any other Loan Document are, or shall be, when delivered, true and correct in all material respects as of the date given and does not, and do not or shall not, when delivered, contain any untrue statement of a material fact or omit to state any material fact necessary to keep the statements contained therein from being materially misleading.

3.25    Casualty, Etc. No portion of the Project nor any other property of the Borrower is currently affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance).

Loan Agreement-Page 18

3.26    Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Affiliates as of the Closing Date and neither the Borrower nor any of its Affiliates has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

3.27    Authorized Signatories. Borrower has appointed, granted to and vested in each of the Authorized Signatories full authority to execute and deliver, on behalf of Borrower, this Loan Agreement, the other Loan Documents and any other notice, request or other document required or permitted hereunder to be submitted by Borrower to Lender and Lender is entitled to rely upon the authority of each Authorized Signatory until and unless Lender shall receive from Borrower written notice revoking such authority and naming a new Authorized Signatory.

3.28    MSLP Representations and Warranties. The Main Street Priority Loan Facility Borrower Certifications and Covenants (including the Instructions and Guidance attached thereto) attached hereto as Exhibit “E” are incorporated and made a part of this Article III and a part of this Loan Agreement in their entirety.

3.29     Reserved.

3.30    Certain Fees. No broker’s or finder’s fee or commission will be payable with respect to the transactions contemplated by the Loan Documents.

3.31    Utility Services. All utility services necessary for the operation of the Project for its intended purposes, including, without limitation, natural gas, electricity, water supply, sanitary sewer, internet and waste water discharge, are available at the Project, are fully connected and operational and are currently providing services to the Project.

3.32    Permits. All Permits required for the operation of the Project as contemplated by the Loan Documents have been issued to the Borrower or another Affiliate, as appropriate.

3.33    Easements and Public Access. (a) all easements, cross easements, licenses, air rights and rights of way or other similar property interests, if any, necessary for the full utilization of the Project and the existing Improvements for their intended purposes have been obtained, are described in the Title Insurance Policy and are in full force and effect, (b) each property making up the Project has rights of access to public roads and (c) all roads necessary for the use of each property making up the Project for its intended purposes have been completed and dedicated to public use and accepted by all applicable Governmental Authorities.

3.34    Flood Zone. No property making up the Project is located in an area identified by the Federal Emergency Management Agency as a special flood hazard area.

3.35    Physical Condition. The Project, including all buildings, Improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, to the extent they exist on the Project, are in good condition, order and repair in all material respects. There exists no geotechnical, structural or other material defects or damages in the Project, whether latent or otherwise, and Borrower has not received notice from any insurance company, bonding company or any other Person of any defects or inadequacies in the Project, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

Loan Agreement-Page 19

3.36    Boundaries. All of the existing Improvements on each property making up the Project lie wholly within the boundaries and building restriction lines of such property, no improvements on adjoining properties encroach upon such property, and no easements or other encumbrances affecting such property encroach upon any of the existing Improvements, so as to affect in any materially adverse respect the value or marketability of such property, except those which constitute Permitted Encumbrances, are set forth on the Survey and are insured against by the Title Insurance Policy.

ARTICLE IV

AFFIRMATIVE COVENANTS OF BORROWER

Until payment in full of the Obligation and termination of Lender’s commitment to lend hereunder, Borrower agrees that:

4.01    Financial Statements, Reports and Documents of Borrower and Other Persons. Borrower shall deliver or cause to be delivered to Lender each of the following:

(a)    Annual Financial Statements (Borrower). As soon as available, and in any event no later than one hundred twenty (120) days after the end of each calendar year, beginning with the Fiscal Year ending December 31, 2020, (i) Audited Financial Statements (to include balance sheets, statements of income, retained earnings and cash flow) of Borrower which shall not contain any “going concern” exception (other than such exception if based upon the history of accumulated losses and related impact upon the amount of cash shown on the financial statements of Borrower), in each case setting forth in comparative form the figures for the preceding Fiscal Year, all in reasonable detail and acceptable to Lender, to the effect that such report has been prepared in accordance with GAAP and containing no material qualifications or limitations on scope, and (ii) financial reporting in a form and substance reasonable acceptable to Lender, setting forth the financial information, and where applicable reasonably detailed calculations of the financial data that is required to be delivered on an annual basis, set forth in Exhibit “F” hereto, as at the end of such calendar year of Borrower.

(b)    Annual Financial Statements (Guarantor). As soon as available, and in any event within one hundred twenty (120) days after the end of each calendar year, beginning with the Fiscal Year ending December 31, 2020, (i) Audited Financial Statements (to include balance sheets, statements of income, retained earnings and cash flow) of each Guarantor which shall not contain any “going concern” exception (other than such exception if based upon the history of accumulated losses and related impact upon the amount of cash shown on the financial statements of each Guarantor), in each case setting forth in comparative form the figures for the preceding Fiscal Year, all in reasonable detail and acceptable to Lender, certified by an Authorized Signatory that such report has been prepared in accordance with GAAP and containing no material qualifications or limitations on scope.

Loan Agreement-Page 20

(c)    Quarterly Financial Statements (Borrower). Borrower shall deliver or cause to be delivered within sixty (60) days after the end of each calendar quarter, (i) a copy of Borrower’s balance sheets and statements of income, retained earnings, and cash flow as at the end of the Quarterly Period then ended, in each case setting forth in comparative form the figures for the preceding Quarterly Period, all in reasonable detail and acceptable to Lender, to the effect that such report has been prepared in accordance with GAAP and containing no material qualifications or limitations on scope, and (ii) financial reporting in a form and substance reasonably acceptable to Lender, setting forth the financial information, and where applicable reasonably detailed calculations of the financial data that is required to be delivered on a quarterly basis, set forth in Exhibit “F” hereto, as at the end of such calendar quarter of the Borrower.

(d)    Compliance Certificate. Concurrently with the delivery of the financial information and statements required by Section 4.01(a) and Section 4.01(c) hereof, a Compliance Certificate executed by a responsible and authorized officer or representative of Borrower stating that a review of the activities of Borrower during such year covered by the financial statements delivered pursuant to Section 4.01(a) or Section 4.01(c), as applicable, has been made under his or her supervision and that to Borrower’s knowledge and belief after reasonable investigation, (i) Borrower has observed, performed and fulfilled each and every obligation and covenant contained herein and in each of the Loan Documents or, if there is any exception to the foregoing, specifying the nature and status thereof, (ii) there exists no Event of Default as of the date of such certificate or, if any such event shall have occurred, specifying the nature and status thereof, (iii) that all information and calculations delivered to Lender with respect to Section 4.01(a) and/or Section 4.01(c), as applicable, hereof are true and correct, and (iv) as of the date of the certificate, the Borrower is in compliance with the applicable requirements herein with respect to Debt Service Coverage Ratio and the Cash Collateral Reserve.

(e)    Notices by Governmental Authorities. Promptly upon receipt of the same, true and complete copies of any official notice, claim or complaint by any Governmental Authority pertaining to any of the Collateral which would have an adverse effect upon Borrower, any of the Collateral, or the ownership, value, income, revenues or operation of or from the Business.

(f)    Tax Returns (Borrower and Guarantor). As soon as available, and in any event within thirty (30) days after filing, copies of all federal and state tax returns required to be filed by Borrower and Guarantor.

(g)    Notification by Borrower. The following notifications:

(i)    promptly upon the filing of, and any material determination in, all litigation and all proceedings before any Governmental Authority affecting Borrower, the Business or any of the Collateral;

Loan Agreement-Page 21

(ii)    promptly after obtaining current actual knowledge of the occurrence thereof, of any material change in any fact or circumstance represented or warranted in this Loan Agreement or any of the other Loan Documents, and of any fact or circumstance which might materially interfere with the operation or value of the Business or any of the Collateral;

(iii)    within three (3) Business Days after obtaining current actual knowledge of the occurrence thereof, of any payment default, any failure to satisfy any financial covenant, or any other material default under any note, indenture, loan agreement, mortgage, lease, deed or other similar agreement relating to any Indebtedness of Borrower, including under this Loan Agreement;

(iv)    within three (3) Business Days after the occurrence thereof, if Borrower shall incur, create, contract for, waive, assume, have outstanding, guarantee or otherwise become liable with respect to Indebtedness other than Permitted Indebtedness;

(v)    promptly upon the occurrence thereof, of any name change or change in Fiscal Year for Borrower;

(vi)    promptly upon the occurrence thereof, a copy of any amendment to the Organizational Documents of Borrower;

(vii)    immediately after Borrower obtaining current actual knowledge of any event or occurrence which constitutes an Event of Default or Potential Default;

(viii)    promptly upon receipt of same, a copy of any notice or other instrument received by Borrower which might materially adversely affect the Collateral or the Liens securing the Obligations or the Business including, without limitation, any notice from a public authority concerning any tax or special assessment, or any notice of any alleged violation of any zoning ordinance, restrictive covenant, fire ordinance, building code provision, or other Governmental Requirement affecting the Collateral or the Business; and

(ix)    such other information concerning the business, properties, or financial condition of Borrower as Lender shall reasonably request.

4.02    Loan Proceeds. Excluding the proceeds utilized to pay off the Refinanced Debt, Borrower shall use the proceeds of the Loan to fund working capital, the Cash Collateral Reserve, and to pay the Initial Fees.

4.03    Assets of Borrower. The only business of Borrower shall be the Business.

4.04    Cash Collateral Reserve; Other Deposits.

(a)    At the Closing, Borrower shall make a deposit (from the proceeds of the Loan) in the amount of $1,500,000.00 to a reserve fund (the “Cash Collateral Reserve”), which Cash Collateral Reserve shall serve as additional security for the Loan. Funds in the Cash Collateral Reserve shall, upon Borrower’s written request to Lender, be released from the Cash Collateral Reserve to Borrower upon Lender receiving evidence satisfactory to it that Borrower has a minimum Debt Service Coverage Ratio of no less than 1.25x as of Borrower’s December 31, 2023 tax return or any annual testing date thereafter; provided, however, no funds shall be released if an Event of Default has occurred and is continuing.

Loan Agreement-Page 22

(b)    Borrower understands and agrees that, notwithstanding the establishment of the Cash Collateral Reserve, all of the proceeds of the Loan have been, and shall be considered, fully disbursed and shall bear interest and be payable on the terms provided herein and in the Loan Documents. If Borrower fails to make any Monthly Debt Service Payment Amount or there is otherwise an Event of Default, Lender shall be permitted to (i) disburse from the Cash Collateral Reserve to itself, the amount of any deficiency in such Monthly Debt Service Payment Amount, or (ii) apply the entirety of the funds in the Cash Collateral Reserve towards repayment of the Loan if the Loan is accelerated as a result of an Event of Default, or (iii) pursue any other remedies provided for herein in respect of an Event of Default; provided, however, in no event shall any amounts in the Cash Collateral Reserve be permitted to be used for prepayment of the Loan (provided that disbursement and application of the funds in the Cash Collateral Reserve in respect of an Event of Default towards repayment of the Loan shall not be deemed a prepayment if the Loan is accelerated). Borrower’s authorization to disburse funds from the Cash Collateral Reserve shall be irrevocable, and no further direction or authorization from Borrower shall be necessary for Lender to make such disbursements. Notwithstanding the foregoing, Borrower and Lender agree that the funds in the Cash Collateral Reserve may not be released other than set forth in section (a) except that at the Maturity Date upon satisfaction of all outstanding obligations under the Loan Documents, or upon prepayment of the Loan in full, the entirety of the funds held in the Cash Collateral Reserve, if any, shall be released to Borrower or credited against the final payment due from Borrower.

(c)    Borrower acknowledges and agrees that it has granted to Lender a first-priority security interest in the Cash Collateral Reserve and all sums on deposit therein as well as any other sums on deposit with Lender wherever located, pursuant to the terms of the Loan Documents. Borrower shall not, pledge, assign or grant any security interest in any funds held in the Cash Collateral Reserve or the monies deposited therein or permit any Lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 financing statements describing the foregoing as collateral to be filed.

(d)    The funds held in the Cash Collateral Reserve shall not constitute trust funds and may be commingled with other monies held by Lender. Neither Lender nor any servicer that at any time holds or maintains the funds held in the Cash Collateral Reserve shall have any obligation to keep or maintain such funds held in the Cash Collateral Reserve account. Borrower acknowledges that the Cash Collateral Reserve may be maintained by Lender in a non-interest bearing account. If Lender or any servicer elects in its sole and absolute discretion to keep or maintain any funds held in the Cash Collateral Account in an interest bearing account, (i) such funds shall not be invested, and (ii) all interest earned or accrued thereon shall be for the account of and be retained by Lender or any servicer. In the event any funds held in the Cash Collateral Account are invested, Lender shall not be responsible and shall have no liability whatsoever for the rate of return earned or losses incurred on the investment of any funds held in the Cash Collateral Reserve.

Loan Agreement-Page 23

(e)    Without limiting any other provisions hereof, each of the remedial actions described in this Section 8 with respect to the Cash Collateral Reserve or any other funds of Borrower on deposit with Lender shall be deemed to be a commercially reasonable exercise of Lender’s rights and remedies as a secured party and shall not in any event be deemed to constitute a setoff or a foreclosure of a statutory banker’s lien. Nothing in this Loan Agreement shall obligate Lender to apply all or any portion of the Cash Collateral Reserve or any other funds on deposit with Lender to effect a cure of any Event of Default, or to pay the Obligation, or, during an Event of Default, in any specific order of priority. The exercise of any or all of Lender’s rights and remedies under this Loan Agreement with respect to the Cash Collateral Reserve or any other funds on deposit with Lender shall not in any way prejudice or affect Lender’s right to initiate and complete a foreclosure under any other Loan Document.

(f)    Notwithstanding the foregoing, in no event shall the aggregate total amount of funds in the Cash Collateral Reserve (the “Reserve Total”) exceed an amount greater than fifteen percent (15%) of the outstanding amount of principal under the Loan at any given time (the “Reserve Cap”). If at any time, the Reserve Total shall exceed the Reserve Cap, due to a reduction in outstanding principal under the Loan or otherwise, Lender shall within five (5) Business Days release any such excess amount above the Reserve Cap to the Borrower (or, at Borrower’s election, apply them to the prepayment of the Loan). Without limiting the foregoing, in no event shall the Reserve Total exceed that permitted by the Main Street Lending Program and in the event the balance exceeds the thresholds permitted, shall, within five (5) Business Days thereafter, either be returned to the Borrower (or, at Borrower’s election, apply them to the prepayment of the Loan).

4.05    Inspection of Books and Records. Borrower shall at all times keep complete and accurate books, records and accounts of its transactions, in accordance with GAAP, and permit any representative of Lender, at all reasonable times upon reasonable notice, to examine and copy the books and records of Borrower.

4.06    Compliance with Governmental Requirements. Borrower shall timely comply with all Governmental Requirements affecting the Collateral or the Business and, upon request by Lender, deliver to Lender evidence thereof to the extent reasonably available. Borrower assumes full responsibility for the compliance of the Collateral and the Business with all Governmental Requirements, applicable restrictive covenants, safety, environmental and other applicable standards, regulations and requirements, and notwithstanding any approvals by Lender, Lender shall not have any obligation or responsibility whatsoever for any matter incident to the Collateral or the Business.

4.07    Insurance. Borrower shall maintain, or cause to be maintained, in full force and effect, until the Loan and Obligation have been paid in full, insurance as evidenced by the Insurance Policies. The insurers waive any rights to claim any premiums and commissions against Lender and provide that Lender is permitted to make payments to effect continuation of the policies in the event of notice of cancellation due to non-payment of premiums. The policies shall provide that, with respect to the interest of Lender, the policy shall not be invalidated and shall insure Lender regardless of any act, failure to act, negligence, or violation of warranties, or conditions in the policy by any named insured.

Loan Agreement-Page 24

4.08    Payment of Taxes. Borrower shall pay and discharge all Real Estate Taxes and other taxes, assessments, and governmental charges or levies imposed upon Borrower (whether imposed by contract or agreement or by Governmental Requirement), or upon Borrower’s income or profits, or upon any of the Collateral or upon any other property belonging to it before delinquent; provided, however, that Borrower shall not be required to pay any such tax, assessment, charge, or levy if and so long as the amount, applicability, or validity thereof shall currently be contested in good faith by appropriate proceedings and appropriate reserves therefor have been established, unless such contest would violate Section 4.08 hereof.

4.09    Payment of Claims. Borrower shall promptly pay or cause to be paid when due all lawful taxes and assessments and all costs and expenses incurred in connection with the Business or the Collateral, and shall keep the Collateral free and clear of any Liens, charges, and other encumbrances securing obligations of Borrower to any party or lender, except the Permitted Liens.

4.10    Costs and Expenses. Borrower shall pay when due all costs and expenses required by this Loan Agreement including, without limitation, (a) all taxes and assessments applicable to the Collateral or the Business that are lawfully due and payable, (b) all fees for filing or recording the Loan Documents, (c) all reasonable fees and commissions lawfully due to brokers, salesmen, and agents in connection with the Loan which are not incurred by Lender, (d) all fees, disbursements, and expenses of legal counsel to Lender, (e) all premiums for the Insurance Policies, and (f) all other reasonable costs and expenses payable to third parties which are incurred by Lender in connection with the consummation of the transactions contemplated by this Loan Agreement, whether incurred prior to or after the date hereof.

Borrower further agrees to pay all out-of-pocket expenses to third parties incurred by Lender in connection with the preparation of this Loan Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions thereby contemplated shall be consummated) or incurred by Lender in connection with the administration or the enforcement or protection of its rights and obligations (or the rights and obligations of Lender) in connection with this Loan Agreement and the other Loan Documents or in connection with the Loan made or any Note issued hereunder including, but not limited to, all fees, charges and disbursements of counsel for Lender and all out- of-pocket expenses incurred by Lender.

Loan Agreement-Page 25

4.11    Indemnity by Borrower. Borrower will indemnify, save, defend, and hold harmless Lender and its respective Affiliates, directors, officers, shareholders, agents, attorneys, and employees (collectively, the “indemnitee”) from and against: (a) any and all claims, demands, actions, or causes of action that are asserted against any indemnitee by any Person if the claim, demand, action, or cause of action relates to a claim, demand, action, or cause of action that the Person asserts or may assert against Borrower, any Guarantor, the Business or any of the Collateral, (b) any and all claims, demands, actions or causes of action that are asserted against any indemnitee if the claim, demand, action or cause of action directly or indirectly relates to the failure of Borrower, any Guarantor or any other Person to perform or comply with any of the terms, covenants or provisions of this Loan Agreement or of any of the other Loan Documents, (c) any litigation concerning the Loan Documents, or any interest of grantor or beneficiary therein, (d) any dispute, including disputes as to the disbursement of proceeds of the Note not yet disbursed or held in a Cash Collateral Reserve, (e) any action brought by Lender under the Note or the other Loan Documents, whether or not such action is prosecuted to a final, non-appealable judgment, (f) any and all claims, demands, actions or causes of action that are asserted against any indemnitee if the claim, demand, action or cause of action directly or indirectly relates to any failure of condition or any other breach or default under any Governmental Requirement applicable to Borrower, any Guarantor, the Business or any of the Collateral, (g) any administrative or investigative proceeding by any Governmental Authority directly or indirectly related to a claim, demand, action or cause of action described in clauses (a), (b), or (f) above, and (h) any and all liabilities, losses, costs, or expenses (including reasonable attorneys’ fees, expenses and disbursements) that any indemnitee suffers or incurs as a result of any of the foregoing. Notwithstanding the foregoing, it is the express intention of the parties hereto that each indemnitee shall be indemnified from and held harmless against ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) ARISING OUT OF OR RESULTING FROM THE SOLE CONTRIBUTORY OR ORDINARY NEGLIGENCE OF SUCH INDEMNITEE BUT NOT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE. If any claim, demand, action or cause of action is asserted against any indemnitee, such indemnitee shall promptly notify Borrower, but the failure to do so shall not affect Borrower’s obligations under this Section 4.11 unless such failure materially prejudices Borrower’s right to participate in the contest of such claim, demand, action or cause of action, as hereinafter provided. If requested by Borrower in writing and so long as no Event of Default shall have occurred and be continuing, such indemnitee shall in good faith contest the validity, applicability and the amount of such claim, demand, action or cause of action and shall permit Borrower to participate in such contest. Any indemnitee that proposes to settle or compromise any claim or proceeding for which Borrower may be liable for payment of indemnity hereunder shall give Borrower written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain Borrower’s concurrence thereto (which shall not be unreasonably withheld) prior to entering into a binding agreement with respect thereto. Each indemnitee is authorized to employ counsel in enforcing its rights hereunder and in defending against any claim, demand, action, or cause of action covered by this Section 4.11; provided, however, that each indemnitee shall endeavor, but shall not be obligated, in connection with any matter covered by this Section 4.11 which also involves other indemnitees, to use reasonable efforts to avoid unnecessary duplication of effort by counsel for all indemnitees. The indemnification obligations of Borrower contained in this Section 4.11 shall survive the payment in full of the Obligation or other termination of the Loan Documents.

4.12    Further Assurances. Borrower will make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, additional agreements, undertakings, conveyances, deeds of trust, mortgages, transfers, assignments, financing statements or other assurances, and take all such other action, as Lender may, from time to time, deem reasonably necessary or proper in connection with or to more fully effectuate the intent and purposes of this Loan Agreement or any of the other Loan Documents, the obligations of Borrower hereunder or thereunder, or for better assuring and confirming unto Lender all or any part of the security for any of the Obligation.

Loan Agreement-Page 26

4.13    Deposit Accounts. Borrower shall maintain all of its Accounts with Lender and shall not maintain any Accounts with another banking institution without the prior written consent of Lender. “Account” means checking, savings, operating, money market savings, certificate of deposit or any other deposit account owned or controlled by Borrower.

4.14    Debt Service Coverage Ratio. As of December 31, 2021, and on the last day of each calendar year thereafter until the Indebtedness is no longer outstanding, Borrower shall have a minimum Debt Service Coverage Ratio of 1.25.

4.15    Maintenance of Property. Borrower shall (a) maintain, preserve and protect (or cause each applicable Affiliate to maintain, preserve and protect) the Project and all furniture, fixtures and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs to the Project and the other Collateral and renewals and replacements thereof; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities. The Borrower shall operate (and cause each other Affiliate to operate) the Project in a manner consistent with prudent business practices of comparable facilities.

4.16    No Other Liens. Borrower will not, without the prior written consent of Lender, create, place or permit to be created or placed, or through any act or failure to act, acquiesce in the placing of, or allow to remain, any deed of trust, mortgage, voluntary or involuntary lien, whether statutory, constitutional or contractual, security interest, encumbrance or charge, or conditional sale or other title retention document, against or covering the Collateral, or any part thereof, other than the Permitted Liens, regardless of whether the same are expressly or otherwise subordinate to the lien or security interest created in the Loan Documents, and should any of the foregoing become attached hereafter in any manner to any part of the Collateral without the prior written consent of Lender, Borrower will cause the same to be promptly discharged and released.

4.17    PPP Forgiveness. As soon as reasonably practicable, Borrower shall apply for forgiveness of the full amount of the PPP Loan. Upon notification of such forgiveness, Borrower shall promptly notify Lender that the PPP Loan has been forgiven.

4.18    Anti-Terrorism Compliance Borrower shall maintain adequate procedures and policies to ensure that it is in compliance at all times with the requirements of Anti-Terrorism and Anti-Money Laundering Laws, including without limitation, Executive Order 13224, 66 Fed. Reg. 49079 (published September 25, 2001).

4.19    MSLP Certifications and Covenants. The Main Street Priority Loan Facility Borrower Certifications and Covenants (including the Instructions and Guidance attached thereto) attached hereto as Exhibit “E” are incorporated and made a part of this Article IV and a part of this Loan Agreement in their entirety.

4.20    Inspection Rights. Borrower shall permit (and cause each other Affiliate to permit) representatives and independent contractors of the Lender on a coordinated basis to visit and inspect the Project, to examine its and such other Affiliates’ corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its and such other Affiliates’ affairs, finances and accounts with its and their respective directors, officers, and independent public accountants, at their own expense and at such reasonable times during normal business hours and as often as may be reasonably desired upon reasonable advance notice to the Borrower; provided, however, that when a Potential Default exists, the Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

Loan Agreement-Page 27

4.21    Compliance with Environmental Laws. And shall cause all Persons, including other Affiliates, operating or occupying any portion of the Project to (i) comply with, all applicable Environmental Laws and Environmental Permits; (ii) obtain and renew all Environmental Permits necessary for the operations at the Project; and (iii) conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action, in each case, as required under Environmental Law, to remove and clean up all Hazardous Materials from any portion of the Project; provided, however, that the Borrower shall not be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

4.22    Eminent Domain. If the Project, or any part thereof, shall be condemned or otherwise taken for public or quasi-public use under the power of eminent domain, or be transferred in lieu thereof, all damages or other amounts awarded for the taking of, or injury to, the Project shall be paid to Lender, and Lender shall have the right, in its sole and absolute discretion, to apply the amounts so received against (a) the costs and expenses of Lender, including reasonable attorneys’ fees incurred in connection with collection of such amounts and (b) the balance against the Obligations; provided, however, that if (i) no Potential Default or Event of Default shall have occurred and be continuing hereunder, (ii) Borrower provides evidence satisfactory to Lender of Borrower’s ability to pay all amounts becoming due under this Loan Agreement during the pendency of any restoration or repairs to or replacement of the Project, and (iii) Lender determines that the proceeds of such award are sufficient to restore, repair, replace and rebuild the Project as nearly as possible to its value, condition and character immediately prior to such taking, or, if the proceeds of such award are insufficient for such purpose, if Borrower provides additional sums to Lender’s reasonable satisfaction so that the aggregate of such sums and the proceeds of such award will be sufficient for such purpose, the proceeds of such award, together with additional sums provided by Borrower, shall be placed in a designated Account (the “Loss Proceeds Account”) for the benefit of Lender and Borrower to be used to restore, repair, replace and rebuild the Project as nearly as possible to its value, condition and character immediately prior to such taking, and any withdrawals from the Loss Proceeds Account shall be subject to the satisfaction of all conditions imposed by Lender using Lender’s standard construction loan advance procedures. Borrower hereby covenants to diligently prosecute any restoration, repairs or replacement of the Project undertaken by or on behalf of Borrower pursuant to this Section 4.22, and agrees that all such work shall be conducted pursuant to written contracts, subject to Lender’s prior written approval of such contracts, and free and clear of all mechanic’s or materialmen’s or other liens or lien claims arising from such work. In the event any condemnation proceeds remain following the restoration, repair or replacement of the Project, such proceeds shall be applied against the Obligations in accordance with the terms of this Loan Agreement.

Loan Agreement-Page 28

4.23    Casualty. If any act or occurrence of any kind or nature (including any casualty for which insurance was not obtained or obtainable) shall result in material damage to or destruction of the Project (such event being called a “Casualty Loss”), Borrower shall give prompt written notice thereof to Lender. All insurance proceeds paid or payable in connection with such Casualty Loss shall be paid to Lender. Lender shall have the right either to (a) place all insurance proceeds received in connection with such Casualty Loss in the Loss Proceeds Account for the benefit of Lender and Borrower to be used to restore, repair or replace and rebuild the Project as nearly as possible to its value, condition and character immediately prior to such Casualty Loss, or (b) apply all insurance proceeds in connection with such Casualty Loss to the payment of the Obligations in such order as Lender may elect; provided, however, that if (i) no Potential Default or Event of Default shall have occurred and be continuing, (ii) Borrower provides evidence satisfactory to Lender of Borrower’s ability to pay all amounts becoming due under this Loan Agreement during the pendency of any restoration or repairs to or replacement of the Project, and (iii) Lender determines, in its reasonable discretion, that either (x) the cost of restoring the Project, as reasonably estimated by Lender, will not exceed $50,000.00 or (y) if the cost of restoring the Project, as reasonably estimated by Lender exceeds $50,000.00, that the proceeds are sufficient to restore, repair, replace and rebuild the Project as nearly as possible to its value, condition and character immediately prior to such Casualty Loss, or, if the insurance proceeds are insufficient for such purpose, if Borrower provides additional sums to Lender’s satisfaction so that the aggregate of such sums and the insurance proceeds will be sufficient for such purpose, the insurance proceeds, together with additional sums provided by Borrower, shall be placed in the Loss Proceeds Account for the benefit of Lender and Borrower to be used to restore, repair, replace and rebuild the Project as nearly as possible to its value, condition and character immediately prior to such Casualty Loss, and any withdrawals from such Loss Proceeds Account shall be subject to the satisfaction of all conditions imposed by Lender using Lender’s standard construction loan advance procedures. Borrower hereby covenants to diligently prosecute any restoration, repairs or replacement of the Project undertaken by or on behalf of Grantor pursuant to this Section 4.23, and agrees that all such work shall be conducted pursuant to written contracts, subject to Lender’s prior written approval of such contracts, and free and clear of all mechanic’s or materialmen’s or other liens or lien claims arising from such work. In the event any insurance proceeds remain following the restoration, repair or replacement of the Project, such proceeds shall be applied against the Obligations in accordance with the terms of this Loan Agreement.

ARTICLE V

NEGATIVE COVENANTS

Until payment in full of the Obligation, Borrower agrees that:

5.01    Name, Fiscal Year and Accounting Method. Borrower will not change its Fiscal Year or, except as may be approved by Lender, its method of accounting or its name. Lender will not unreasonably withhold its consent to any name change if, in connection with such name change, Borrower executes such financing statements and other documents as Lender may reasonably require to protect and preserve the Liens, rights, benefits, privileges and claims of Lender under the Loan Documents.

Loan Agreement-Page 29

5.02    Consolidation, Merger, Conveyance, Transfer or Lease.

(a)    Without the prior written consent of Lender, which consent may be granted or withheld at Lender’s sole discretion, Borrower will not consolidate with or merge into any other Person or convey, transfer or lease its properties or assets substantially as an entirety to any Person.

(b)    Without the prior written consent of Lender, which consent may be granted or withheld at Lender’s sole discretion, Borrower will not convey, sell, pledge, encumber, transfer or lease any assets or property where the value of the assets or property sold, pledged, encumbered, transferred, conveyed or leased (whether in a single transaction or in the aggregate) exceeds $200,000.00. Notwithstanding anything to the contrary in this Section 5.02, Borrower shall not permit any Disposition of all or any portion of the real property except in accordance with Section 2.06(b).

5.03    ERISA Compliance. Neither (a) Borrower, nor (b) any ERISA Affiliate will establish or maintain any ERISA Plan or any Multiemployer Plan other than as disclosed on Exhibit “C” attached hereto. No ERISA Plan of Borrower or any ERISA Affiliate shall fail to comply with ERISA or, where applicable, the IRC in any material respect, and neither (a) Borrower nor (b) any ERISA Affiliate shall fail to comply in any material respect with the terms and conditions of any ERISA Plan of any such Person.

5.04    Transactions with Affiliates. Borrower will not enter into any transaction with, or pay any service, operation, management or other fees to itself or any Affiliate of Borrower except with Lender’s consent, (it being agreed that the contracts listed on Exhibit “D” have been approved by Lender).

5.05    Leases. Borrower shall not enter into any Lease for space in the Project except for intercompany Leases described in this Section 5.05 or Leases of non-significant space in portions of the Project that are not reasonably needed or expected to be used in the Business. All intercompany Leases (i) shall be subject to the review and consent of Lender, (ii) are and will be subordinate to the Loan and the Loan Documents, and (iii) shall contain provisions which provide such Leases to self-subordinate to the Loan and the Loan Documents.

5.06    Lines of Business. Borrower will not, directly or indirectly, engage in any business other than those in which it is presently engaged, or discontinue any of its existing lines of business or substantially alter its method of doing business.

5.07    Limitation on Indebtedness and Liens. Borrower shall not incur, create, contract for, waive, assume, have outstanding, guarantee or otherwise become liable with respect to Indebtedness other than Permitted Indebtedness and the Indebtedness evidenced by this Loan Agreement, or grant or suffer to exist any Liens other than Permitted Liens.

5.08    Limitation on Investments. Borrower shall not, without the prior written consent of Lender, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to, any other Person or acquire all of any substantial part of the assets or business of any other Person, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss or apply for or become liable to the issuer of a letter of credit or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing provisions shall not apply to nor operate to prevent:

Loan Agreement-Page 30

(a)    investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America provided that any such obligations shall mature within one year from the date the same are acquired by Borrower;

(b)    investments in commercial paper rated P-1 by Moody’s Investors Services, Inc., or A-1 by Standard & Poor’s Corporation maturing within one (1) year of the date of issuance thereof;

(c)    investments in certificates of deposit issued by any United States or OECD commercial bank with a branch in the U.S. and in all cases having capital and surplus of not less than $50,000,000.00; and

(d)    endorsements for collection or deposit of commercial paper received in the ordinary course of business.

5.09    Organizational Documents. Borrower shall not amend its Organizational Documents without the prior written consent of Lender, which consent will not be unreasonably withheld, delayed or conditioned.

5.10    Anti-Terrorism Compliance. Borrower shall not permit any Person who is an OFAC Prohibited Person to own any direct or indirect interest in Borrower.

5.11    MSLP Certifications and Covenants. The Main Street Priority Loan Facility Borrower Certifications and Covenants (including the Instructions and Guidance attached thereto) attached hereto as Exhibit “E” are incorporated and made a part of this Article V and a part of this Loan Agreement in their entirety.

5.12    Hazardous Materials. The Borrower and its Affiliates shall not handle, transport, or release Hazardous Materials into the environment other than in accordance with the Loan Documents and applicable Environmental Laws and Environmental Permits.

5.13    Sale-Leaseback. The Borrower shall not enter into any agreement which creates an obligation of it or any of its Affiliates to purchase property arising out of or in connection with the sale of the same property by the Borrower or any of its Affiliates.

Loan Agreement-Page 31

ARTICLE VI

CONDITIONS OF LENDING

The obligation of Lender to make the Loan is subject to the conditions precedent that Lender shall have received, unless otherwise expressly stated, all of the following, in form and substance acceptable to Lender:

6.01     Delivery of Loan Documents and Lender Diligence.

(a)    Fully executed and, where appropriate, acknowledged counterparts of this Loan Agreement, the Note, the Financing Statements and any other documents deemed necessary by Lender to effectuate the Closing of the Loan;

(b)    The Security Instruments duly executed by the Borrower, together with (i) evidence that counterparts of the Security Instruments have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Lender may deem necessary or desirable in order to create a valid first and subsisting Lien on the Project in favor of the Lender and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid or will be paid from the proceeds of the Loan, and (ii) evidence that all other action that the Lender may reasonably deem necessary or desirable in order to create valid first and subsisting Liens on the Project has been taken;

(c)    An irrevocable commitment to issue an American Land Title Association Lender’s Extended Coverage title insurance policy, or other form commonly used in the State in which the Project, or any portion, is located (the “Title Insurance Policy”), with endorsements as required by Lender, and in the amount of $4,900,000.00 and with the costs of such Title Insurance Policy to be paid by the Borrower, issued by the title insurer(s) reasonably acceptable to the Lender and the Borrower, insuring the Security Instrument to be valid first priority and subsisting Liens on the real property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only applicable Permitted Encumbrances, and providing for such other affirmative insurance (including endorsements for mechanics’ and materialmen’s Liens and for zoning of the applicable property, to the extent available in the applicable jurisdiction) and such coinsurance as the Lender may deem necessary or desirable;

(d)    An American Land Title Association form survey of the real property to be encumbered by each Security Instrument, for which all necessary fees (where applicable) have been paid or will be paid from the proceeds of the Loan, and dated no earlier than thirty (30) days prior to the Closing Date, certified to the Lender and the issuer of the Title Insurance Policy, by a land surveyor duly registered and licensed in the State in which the surveyed property in question is located and reasonably acceptable to the Lender, and, unless otherwise specified by the Lender or except as otherwise modified by Lender for properties with a value of less than $500,000, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments and other defects, other than encroachments and other defects requested by and acceptable to the Lender (collectively, the “Survey”);

Loan Agreement-Page 32

(e)    An appraisal of the Project, which appraisal shall be in form and substance satisfactory to the Lender;

(f)    True and complete copies of the Organizational Documents of Borrower and each Guarantor (as applicable);

(g)    The Initial Fees required by Section 2.05 hereof;

(h)    Resolutions which authorize the execution, delivery, and performance by Borrower and each Guarantor of the Loan Documents to which each is or is to be a party;

(i)     The Payoff Letters;

(j)     Certified copies of all Leases;

(k)     UCC Searches; and

(l)    Such other information and documents as may reasonably be required by Lender and its counsel.

6.02    Commitment to Purchase Participation. In addition to the conditions in Section 6.01, Lender’s obligation to fund the Loan shall be contingent upon the Lender having received a commitment letter from MS Facilities LLC (the “Participant”) that it will purchase a participation interest in $9,500,000.00 of the principal amount of the Loan (the “Participation Amount”) under the Main Street Lending Program (the “Commitment Letter”). The Lender shall fund the full amount of the Loan within three Business Days of the date of the Commitment Letter. If Lender does not receive the Commitment Letter within 15 Business Days of Lender’s request therefor, it shall be under no obligation to fund any amount of the Loan and, Lender will, at its option, have the right to terminate this Loan Agreement and the other Loan Documents; provided that Section 4.10 (Costs and Expenses) hereof shall not terminate and Borrower’s obligations thereunder shall remain in full force and effect.

ARTICLE VII

EVENTS OF DEFAULT

An “Event of Default” (herein so called) shall exist if any one or more of the following events shall occur:

(a)    The failure of payment when due of (i) the principal of or accrued, unpaid interest on the Note upon maturity, whether upon the Maturity Date or earlier following acceleration, (ii) any regularly scheduled installment of interest on the Note on or before three (3) days after the due date, or (iii) any other part of the Obligation on or before three (3) days after the due date; or

Loan Agreement-Page 33

(b)    The failure of any Person other than Lender to punctually and properly perform any covenant, agreement, obligation, or condition contained herein or in any other Loan Document and (except for any negative covenant contained in Articles IV and Article V, for which no grace period shall apply), including, for the avoidance of doubt, those covenants contained in Exhibit “E” hereto, the continuance of such failure for a period of thirty (30) days (or if shorter, with respect to any particular default, any lesser period provided to cure set forth herein, as applicable) following the earlier of Borrower’s current knowledge thereof or written notice thereof from Lender; provided, however, if such failure cannot be cured within thirty (30) days (if any applicable shorter cure period provided herein with respect to the default in question), Borrower shall have such additional time, not to exceed sixty (60) days to cure, if Borrower promptly commences such cure and diligently pursues same to completion; or

(c)    (i) Any statement, representation, or warranty in this Loan Agreement or any other Loan Document by any Person other than Lender was false, misleading, or erroneous in any material respect as of the date made, or (ii) if any representation, warranty or covenant in Exhibit “E” hereto was, or is, false, misleading or erroneous or is otherwise breached; or

(d)    Borrower or any Guarantor shall (i) execute a general assignment for the benefit of its creditors, or (ii) become the subject, voluntarily or involuntarily, of any bankruptcy, insolvency or reorganization proceeding; provided, however, it shall not be an Event of Default if Borrower or any Guarantor becomes the subject of an involuntary bankruptcy, insolvency or reorganization proceeding so long as such Person promptly objects to such proceeding and seeks a dismissal thereof and the proceeding is dismissed within ninety (90) days following its filing, or (iii) admit in writing that it is unable to pay its debts generally as they become due, or (iv) apply for or consent to the appointment of a custodian, receiver, trustee, or liquidator of itself or of all or a substantial part of its assets, or (v) file a voluntary petition seeking protection under any Debtor Relief Laws, or other insolvency law now or hereafter existing, or (vi) file an answer admitting the material allegations of, or consenting to, or default in filing an answer to, a petition filed against it in any bankruptcy, reorganization, or other insolvency proceedings, or (vii) institute or voluntarily be or become a party to any other judicial proceedings intended to effect a discharge of the debts of such Person, in whole or in part, or a postponement of the maturity and the collection thereof, or a suspension of any of the rights or powers of Lender granted in the Note, the Security Instrument, this Loan Agreement, the Guaranty Agreement or the other Loan Documents; or

(e)    An order, judgment, or decree shall be entered by any court of competent jurisdiction appointing a custodian, receiver, trustee, or liquidator of Borrower, or any Guarantor or of all or any substantial part of such Person’s assets; or

(f)    The failure of Borrower to pay (or bond to the satisfaction of Lender) any money judgment against such Person in excess of $100,000.00, or with respect to each and every money judgment against Borrower, $500,000.00 in the aggregate as to each such Person, at least ten (10) Business Days prior to the date on which its assets may be sold to satisfy such judgment; or

Loan Agreement-Page 34

(g)    The failure to have discharged within a period of twenty (20) days after the commencement thereof any attachment, sequestration, or similar proceedings against any of the assets of Borrower; or

(h)    The liquidation, dissolution or termination of Borrower or any Guarantor (other than an individual) or the death or incapacity of any Guarantor which is an individual; or

(i)    Any of the Loan Documents shall for any reason cease to be in full force and effect, or be declared null and void or unenforceable in whole or in part; or the validity or enforceability (but excluding reasonable issues of interpretation) of any Loan Document shall be challenged or denied by any party thereto; or

(j)    Without the prior written consent of Lender, which consent may be withheld in Lender’s sole and absolute discretion, there shall not be any transfer, sale, lease, trade, conveyance, exchange, mortgage, encumbrance, pledge, assignment or other disposition of (i) greater than fifty percent (50%) change in the ownership interests in Borrower, or (ii) the right to receive distributions, dividends or profits from Borrower; or

(k)    Borrower defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or Person that may materially affect any of the Collateral or Borrower’s ability to repay the Note or perform Borrower’s obligations under the Note or any of the Loan Documents; or

(l)    Any of the events set forth in clauses (a) – (k) of this Article VII shall occur with respect to any Guarantor of any of the Obligations under the Loan Documents or if any Guarantor shall become incompetent, revoke or dispute the validity of, or liability under, any guarantee of the Obligations; or

(m)    Borrower or any subsidiary of Borrower shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness under the Loan Documents) owing to Lender or any commonly controlled affiliate of the Lender, in each case beyond the applicable grace period with respect thereto, if any; or (ii) Borrower or any subsidiary of Borrower shall fail to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which failure to make a payment, default or other event described in clause (i) or (ii) is to cause such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness; provided that, as used in this clause (m), the term “Indebtedness” shall mean all debt for borrowed money and any obligations evidenced by a bond, debenture, note, loan agreement or other similar instrument, and any guarantee of any of the foregoing; or

Loan Agreement-Page 35

(n)    Section 8.08 is incorporated herein by reference; or

(o)    The proceeds of the Loan, or any part thereof, are being, or shall at any time have been, diverted to a purpose other than the purpose for which advanced.

ARTICLE VIII

RIGHTS AND REMEDIES OF LENDER

8.01    Rights of Lender. At any time upon the occurrence and during the continuance of any Event of Default, Lender shall have the right, in addition to any other right or remedy of Lender, but not the obligation, in its own name or in the name of Borrower, and to enter into possession of all or any portion of the Collateral. Without limiting the foregoing, Lender shall have the right, but not the obligation, at any time during the continuance of an Event of Default, in its sole and absolute discretion, to apply any and all funds on deposit in the Cash Collateral Reserve and any other funds on deposit with Lender to the Obligation, in such order and in such manner as Lender shall elect in its sole and absolute discretion, including to make a prepayment of Loan or any other amounts due under the Loan Documents; provided that any such application of funds shall not cure or be deemed to cure any Event of Default. Borrower and each Guarantor hereby appoint Lender as the attorney-in-fact of Borrower and/or such Guarantor, with full power of substitution, and in the name of Borrower and/or such Guarantor, if Lender elects to do so, at any time upon the occurrence and during the continuance of any Event of Default, to (a) endorse the name of Borrower and/or such Guarantor on any checks or drafts representing proceeds of the Insurance Policies, or other checks or instruments payable to Borrower and/or such Guarantor with respect to the Collateral, and (b) prosecute or defend any action or proceeding incident to the Collateral. The power-of-attorney granted hereby is a power coupled with an interest and is irrevocable. Lender shall have no obligation to undertake any of the foregoing actions, and if Lender should do so, it shall have no liability to Borrower and/or any Guarantor for the sufficiency or adequacy of any such actions taken by Lender.

Notwithstanding the foregoing, it is expressly understood that Lender assumes no liability or responsibility for the performance of any duties of Borrower hereunder or under any of the Loan Documents, applicable Governmental Requirements or restrictive covenants, or other control over the management and affairs of Borrower, nor by any such action shall Lender be deemed to create a partnership with Borrower.

8.02    Acceleration. At any time upon the occurrence and during the continuance of any Event of Default, Lender may, at its option and in accordance with the terms of the Main Street Lending Program, declare the Loan and the remaining Obligation to be immediately due and payable without presentment, demand, protest, notice of protest and non-payment, or other notice of default, notice of acceleration and intention to accelerate or other notice of any kind, all of which are expressly waived by Borrower; provided, however, that if any Event of Default specified in Article VII(d) hereof shall occur, the principal of and all interest on the Loan shall thereupon become due and payable concurrently therewith, without any further action by Lender and without presentment, demand, protest, notice of protest and non-payment, or other notice of default, notice of acceleration and intention to accelerate or other notice of any kind, all of which are expressly waived by Borrower.

Loan Agreement-Page 36

8.03    Funds of Lender. Any funds of Lender used for any purpose referred to in this Article VIII shall constitute a portion of the Obligation, shall bear interest from the date advanced at the Default Rate, shall be secured by all collateral as security for the Loan and shall be due and payable immediately upon demand.

8.04    Payments to Affiliates. Borrower shall not pay or allow to be paid any amount to Borrower, any Guarantor or any Affiliate of any such Person upon the occurrence and during the continuance of an Event of Default.

8.05    Other Rights and Remedies. Unless such document expressly allows Lender to act prior to the occurrence of an Event of Default, and with or without accelerating the maturity of the Loan, Lender may proceed to take and enforce any of its rights, interests, benefits or privileges under the Loan Documents (including, without limitation, Lender’s rights under Section 4.04 and Section 4.05 hereof) or which may be otherwise available to Lender, at law or in equity.

8.06    Reserved.

8.07    Right of Offset. Borrower hereby grants to Lender a right of offset, to secure the repayment of the Obligation, upon any and all monies, securities or other property of Borrower, and the proceeds therefrom, now or hereafter held or received by or in transit to Lender, from or for the account of Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general or special) and credits of Borrower, and any and all claims of Borrower against Lender at any time existing. At any time upon the occurrence and during the continuance of any Event of Default, Lender is hereby authorized at any time and from time to time, without notice to Borrower, to offset, appropriate, apply and enforce said liens against any and all items hereinabove referred to against the Loan and the remaining Obligation. Borrower waives any right of Borrower to require or request that Lender look to any of the Collateral for repayment of the Obligation prior to exercising its right of offset and waives any obligation of Lender to do so.

8.08    Mandatory Prepayment. If, on any date (such date, a “Trigger Date”), the Board of Governors of the Federal Reserve System or a designee thereof has, after consultation with the Lender (or the Administrative Agent), notified Lender (or the Administrative Agent) in writing that Borrower has materially breached, made a material misrepresentation with respect to or otherwise failed to comply with certifications in Section 2 (CARES Act Borrower Eligibility Certifications and Covenants) or Section 3 (FRA and Regulation A Borrower Eligibility Certifications) of the Borrower Certifications and Covenants attached hereto as Exhibit “E” in any material respect or that any such certification has failed to be true and correct in any material respect, then Lender (or the Administrative Agent) shall promptly so notify Borrower and the Borrower shall, no later than two (2) Business Days after such Trigger Date, prepay the Loan in full, along with any accrued and unpaid interest thereon.

8.09     Reserved.

Loan Agreement-Page 37

8.10    Third Party Payments. Whenever this Loan Agreement or any other Loan Document requires that amounts payable by a third party be paid directly to Lender, Lender may enforce such right with a preliminary injunction or temporary restraining order. Borrower agrees that irreparable harm may result if such payments are not made directly to Lender.

8.11    Protective Advances. If Borrower has failed to keep or perform any covenant whatsoever contained in any Loan Document, Lender may, but shall not be obligated to any Person to, perform or attempt to perform said covenant, and any payment made or expense incurred in the performance or attempted performance of any such covenant shall be a part of the Obligation, and Borrower promises, upon demand, to pay to Lender all sums so advanced or paid by Lender, with interest at the Default Rate from the date when paid or incurred by Lender. No such payment by Lender shall constitute a waiver of any Event of Default. In addition to the Liens of the Loan Documents, Lender shall be subrogated to all rights, titles, liens, and security interests securing the payment of any debt, claim, tax, or assessment for the payment of which Lender may make an advance, or which Lender may pay.

8.12    Cross-Collateralization; Cross-Default. All collateral which Lender may at any time acquire from Borrower and/or any Guarantor from any source in connection with any indebtedness owing to Lender by Borrower and/or any Guarantor, or any present or future obligation of Borrower and/or any Guarantor to Lender, shall constitute security for each and every obligation without apportionment or designation as to particular obligations, and all obligations, however and whenever occurred, shall be secured by such collateral howsoever and whensoever acquired, and it is the express intent of the parties to this Loan Agreement that all past, present or future advances or loans made by Lender to Borrower and/or any Guarantor shall be so cross- collateralized and Lender shall have no obligation to list any of such collateral described in or referred to in this Loan Agreement upon any of the documents executed in conjunction with the indebtedness of Borrower and/or any Guarantor upon any future notes or extensions of credit, it being the intention of the parties to this Loan Agreement that all such transactions shall be collateralized by the collateral and the documents executed in conjunction herewith. Lender shall have the right, in its sole discretion, to determine the order in which Lender's rights or remedies against any of the collateral are to be exercised and which type or portions of collateral are to be proceeded against and the order of application of the proceeds of any such collateral as against particular obligations. As such, any default by Borrower and/or any Guarantor under the Loan Documents or this Loan Agreement shall be a default under any other loan documents evidencing indebtedness owing by Borrower and/or any Guarantor to Lender, and any default under any other loan documents evidencing indebtedness owing by Borrower and/or any Guarantor to Lender or this Loan Agreement shall be a default under the Loan Documents. Nothing in this Section 8.12 shall modify the rights and obligations of Lender or Borrower with respect to the Main Street Lending Program or the Reserve Bank.

Loan Agreement-Page 38

ARTICLE IX

MISCELLANEOUS

9.01    Notices. Any notice, demand, request, consent, approval or other communication, which any party hereto may be required or may desire to give hereunder, shall be in writing (except where telephonic instructions or notices are expressly authorized herein to be given) and shall be deemed to be effective (a) if by hand delivery, telex, telecopy or other facsimile transmission, on the day and at the time on which delivered to such party at the address or telecopier numbers specified below; (b) if by mail, on the second Business Day following the day upon which it is deposited, postage prepaid, in the United States, registered or certified mail, return receipt requested, (and first class mail) addressed to such party at the address specified below; or (c) if by Federal Express or other reputable express mail service, on the next Business Day following the delivery to such express mail service, addressed to such party at the address set forth below:

If to Lender:	Vista Bank 5840 W. Northwest Highway Dallas, Texas 75225 Attention: Marcus Williams Email: mwilliams@vistabank.com

with copy to:	Vista Bank 5840 W. Northwest Highway Dallas, Texas 75225 Attention: General Counsel, Jared Craighead Email: jcraighead@vistabank.com

with copy to:	with copy to:

Hunton Andrews Kurth LLP Attention: James R. England 1445 Ross Avenue, Suite 3700 Dallas, Texas 75202 Email: jengland@hunton.com

If to Borrower:	Rapidbuilt, Inc. P.O. Box 1531 Weatherford, Texas 76086 Attention: Matthew Garry Email: Matt@rapidbuilt.com

Overflow, Ltd. P.O. Box 1531 Weatherford, Texas 76086 Attention: Matthew Garry Email: Matt@rapidbuilt.com

Failure to deliver copies of notices to parties other than Borrower and Lender shall not affect the effectiveness or validity of notices otherwise properly given. Any party may change its address for purposes of this Loan Agreement by giving ten (10) days written notice of such change to the other parties pursuant to this Section 9.01.

Loan Agreement-Page 39

Notwithstanding any provision contained herein or in any of the Loan Documents to the contrary, in the event that Lender shall fail to give any notice to any Person required hereunder or thereunder, the sole and exclusive remedy for such failure shall be to seek appropriate equitable relief to enforce this Loan Agreement and the other Loan Documents to give such notice and to have any action of such Person postponed or revoked and any proceedings in connection therewith delayed or terminated pending the giving of such notice by Lender, and no Person shall have any right to damages (whether actual or consequential) or any other type of relief not herein specifically set out against Lender, all of which damages or other relief are expressly waived. The foregoing is not intended and shall not be deemed under any circumstances to require Lender to give notice of any type or nature to any Person except as expressly required hereby or thereby, or by applicable Governmental Requirements.

9.02    Modifications. No provision of this Loan Agreement or of the other Loan Documents may be modified, waived, or terminated except by an instrument in writing executed by Borrower and Lender.

9.03    Form and Substance. All documents, certificates, Insurance Policies, and other items required pursuant to the provisions of this Loan Agreement or any other Loan Document to be executed and/or delivered to Lender shall be in form and substance satisfactory to Lender.

9.04    No Third-Party Beneficiary. This Loan Agreement is for the sole benefit of Lender and Borrower, and is not for the benefit of any third party.

9.05    Availability of Records; Confidentiality. Borrower acknowledges and agrees that Lender may provide to any Participant or proposed assignee or Participant, originals or copies of this Loan Agreement, all Loan Documents and all other documents, certificates, opinions, letters of credit, reports, acquisitions and other material and information of every nature or description, and may communicate all oral information, at any time submitted by or on behalf of Borrower or received by Lender in connection with the Loan or the Collateral.

9.06    Number and Gender. Whenever used herein, the singular number shall include the plural and the singular, and the use of any gender shall be applicable to all genders.

9.07    Captions. The captions, headings, and arrangements used in this Loan Agreement are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

9.08    Survival of Agreement. All covenants, agreements, representations and warranties made by Borrower or any other Person herein or in the other Loan Documents shall be considered to have been relied upon by Lender and shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note evidencing the Loan, regardless of any investigation made by Lender or on its behalf, and shall continue in full force and effect as long as all or any portion of the Obligation is outstanding.

9.09     Parties Bound; Assignment.

(a)    The provisions of this Loan Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign or otherwise transfer any of its rights under this Loan Agreement without the prior written consent of Lender.

Loan Agreement-Page 40

(b)    Borrower expressly agrees to participation in the Main Street Lending Program and acknowledges and agrees that Lender will sell a participation interest in the Loan equal to the Participation Amount under the Main Street Lending Program as soon as practicable after the date hereof to the Participant. By execution of this Loan Agreement, the Borrower agrees to be bound by any terms of the Main Street Lending Program that have not otherwise been incorporated elsewhere in this Loan Agreement whether in effect at the date hereof or later added, modified or removed from the Main Street Lending Program.

9.10    Governing Law; Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury. The Loan Documents, to the extent (and only to the extent) that they involve the creation, perfection, validity and enforcement of Liens against the Collateral are intended to be governed by the laws of the State of Texas. This Loan Agreement, the other Loan Documents and all aspects of the lending transaction contemplated herein and evidenced by the Loan Documents shall be governed by the laws of the State of Texas or the laws of the United States, as applicable. Any suit, action or proceeding against Borrower with respect to this Loan Agreement, the Note or the other Loan Documents or any judgment entered by any court in respect thereof, may be brought in the courts of the State of Texas or in the United States Courts located in the Northern District of Texas as Lender in its sole discretion may elect, and Borrower hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. Borrower hereby irrevocably consents to the service of process in any suit, action or proceeding in said court by the mailing thereof by Lender by registered or certified mail, postage prepaid, to Borrower’s address set forth in Section 9.01 hereof. Borrower hereby irrevocably waives any objections which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Loan Agreement, the Note or any other Loan Document brought in the courts located in the State of Texas, County of Dallas, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. BORROWER AND LENDER EACH HEREBY WAIVE TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THIS LOAN AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, WHICH WAIVER IS INFORMED AND VOLUNTARY. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY WAIVES ANY AND ALL RIGHTS TO REQUIRE MARSHALING OF ASSETS BY LENDER, WITH RESPECT TO THEIR RESPECTIVE RIGHTS UNDER THE LOAN DOCUMENTS OR OTHERWISE.

9.11    Time of the Essence. Time is of the essence with respect to the provisions of this Loan Agreement and the other Loan Documents. By accepting payment of any portion of the Obligation after its due date, Lender does not waive its right to require prompt payment when due of all other portions of the Obligation or to declare an Event of Default for failure so to pay.

9.12    Waivers. No failure or delay of Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Lender hereunder and under the other Loan Documents are cumulative and not exclusive of any rights or remedies which it would otherwise have. No waiver of any provision of this Loan Agreement or any of the other Loan Documents or consent to any departure by Borrower or any other Person therefrom shall in any event be effective unless signed in writing by Lender, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Borrower or any other Person in any case shall entitle Borrower or such Person to any other or further notice or demand in similar or other circumstances.

Loan Agreement-Page 41

9.13    Severability. In the event any one or more of the provisions contained in this Loan Agreement or in any other Loan Documents should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good- faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

9.14    Counterparts. This Loan Agreement may be executed in any number of counterparts, with the same effect as if all of the parties had signed the same document. All counterparts shall be construed together and constitute one agreement.

9.15    Maximum Interest Rate. It is the intention of each of Lender and Borrower to comply with all applicable federal and state Laws relating to usury; that is, laws limiting charges for the use, detention or forbearance of money and governing contracts relating thereto. Accordingly, this Loan Agreement and all agreements between Borrower and Lender, whether now existing or hereafter arising, are expressly limited so that in no event whatsoever, whether by reason of acceleration of the maturity of the Obligation, or otherwise, shall the amount paid or agreed to be paid to Lender for the use, forbearance or detention of the money to be loaned under the Note or otherwise, or for the performance or payment of any covenant or obligation contained herein or in any other Loan Document exceed the Maximum Rate. In the event Lender ever receives, collects, or applies as interest, any excess amount which would be excessive interest, that amount shall be treated as a principal prepayment under the Note and applied to reduce the outstanding principal balance of the Note; provided that, if the principal of the Note is paid in full, any remaining excess shall be paid to Borrower. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Rate, Borrower and Lender shall, to the maximum extent permitted under applicable law, (a) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) spread the total amount of interest throughout the entire contemplated term of the Note; provided that, if the Note is paid and performed in full prior to the end of the full contemplated term of the Note, and if the interest received by Lender for the actual period of existence of the Note exceeds the Maximum Rate, Lender shall refund to Borrower the amount of such excess, and, in such event, Lender shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving, or receiving interest in excess of the Maximum Rate. To the extent that Lender is relying on the laws of the State of Texas for purposes of determining the Maximum Rate, such term shall mean the interest rate ceiling from time to time in effect as provided in Chapter 303 of the Texas Finance Code, as may be hereafter amended or recodified. To the extent United States federal law permits Lender to contract for, charge or receive a greater amount of interest, Lender will rely on United States federal law instead of Chapter 303 of the Texas Finance Code, as may be hereafter amended or recodified, for the purpose of determining the Maximum Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, Lender may, at its option and from time to time, implement any other method of computing the Maximum Rate under Chapter 303 of the Texas Finance Code, as may be hereafter amended or recodified, or under other applicable Law, by giving Borrower the notice required by applicable law now or hereafter in effect. In no event shall the Loan be considered a revolving credit account as defined in Chapter 346 of the Texas Finance Code, as may be hereafter amended or recodified. The terms and provisions of this Section 9.15 shall control and supersede every other provision of this Loan Agreement and of all agreements with respect to the Loan between Borrower and Lender in the event of a conflict in such provisions.

Loan Agreement-Page 42

9.16    Binding Effect. This Loan Agreement shall become effective when it shall have been executed by Borrower and Lender.

9.17    Controlling Document. In the event of any conflict between the terms of this Loan Agreement and any of the other Loan Documents, the terms of this Loan Agreement shall control.

9.18    Final Release. Full payment of the Note by Borrower or any other Person shall automatically constitute a full release of any claims or causes of action existing as of the date of such payment in favor of Borrower or any other party, in connection with the Loan, this Loan Agreement, the Note or any of the other Loan Documents, to the extent that such claim relates to (i) alleged failure of Lender or its Affiliates to act in good faith or deal fairly, (ii) alleged oral agreements to modify the terms of this Loan Agreement, the Note or the other Loan Documents,

(iii) alleged, special or fiduciary relationship between Borrower and Lender, and (iv) tortious interference with, or control, over the management of Borrower.

9.19    Entire Agreement. THIS LOAN AGREEMENT AND THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN LENDER, BORROWER AND EACH GUARANTOR AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF LENDER AND BORROWER. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE LENDER, BORROWER AND EACH GUARANTOR. THE PARTIES SPECIFICALLY ACKNOWLEDGE AND AGREE THAT THEY HAVE NOT RELIED UPON ANY REPRESENTATION (ORAL OR WRITTEN) IN ENTERING INTO THIS LOAN AGREEMENT.

9.20    No Liability. Any obligation or liability of Borrower hereunder shall be enforceable only against, and payable only out of, the property of such party, and in no event shall any officer, director, shareholder, partner, beneficiary, agent, advisor or employee of Borrower, be held to any personal liability whatsoever or be liable for any of the obligations of the parties hereunder, or the property of any such Persons be subject to the payment of any such obligations.

[Signature Page to Follow]

Loan Agreement-Page 43

IN WITNESS WHEREOF, Borrower and Lender have caused this Loan Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

Lender:

VISTA BANK,

a Texas state bank

By:	/s/ Marcus Williams
Name: Marcus Williams
Title: Senior Vice President

Borrower:

RAPIDBUILT, INC.,

a Texas corporation

By:	/s/ Matthew Garry
Name: Matthew Garry
Title: President

OVERFLOW, LTD.,

a Texas limited partnership

By: Overflow GP, LLC, its general partner

By:	/s/ Matthew Garry
Name: Matthew Garry
Title: President

Loan Agreement-Signature Page

EXHIBIT “A”

Disclosed Litigation

None if blank.

Exhibit “A” to Loan Agreement

EXHIBIT “B”

Note

[see attached]

Exhibit “B” to Loan Agreement

PROMISSORY NOTE

Principal $10,000,000.00	Loan Date November 30, 2020	Maturity November 30, 2025	Loan No 81564	Call / Coll 55	Account 7074581	Officer Marcus Williams	Initials

References in the boxes above are for Lender’s use only and do not limit the applicability of this document to any particular loan or item.

Any item above containing “***” has been omitted due to text length limitations.

Borrower:	Rapidbuilt, Inc.	Lender:	Vista Bank
	P.O. Box 1531		Fort Worth Office
	Weatherford, Texas 76088		1300 Summit Ave., Ste. 100
Fort Worth, Texas 76102
Overflow, Ltd.
P.O. Box 1531

Weatherford, Texas 76088

Principal Amount: $10,000,000.00	Date of Note: November 30, 2020

PROMISE TO PAY. RAPIDBUILT, INC., a Texas corporation, and OVERFLOW, LTD., a Texas limited partnership (individually and collectively as the context requires “Borrower”), promises to pay to VISTA BANK (“Lender”), or order to be paid, in lawful money of the United States of America, the principal amount of TEN MILLION & 00/100 Dollars ($10,000,000.00) or so much as may be outstanding, together with interest on the unpaid outstanding principal balance of each advance. Interest shall be calculated from the date hereof but no interest shall accrue until the date that funds are actually advanced to Borrower.

PAYMENT. This Note will be paid according to the following schedule: Interest will begin to accrue on the date funds are actually advanced to Borrower, but no interest or principal shall be payable until November 30, 2021. All accrued interest between the Closing Date (as defined in the Loan Agreement) and November 30, 2021 shall not be payable in cash but shall be paid in kind and added to the outstanding principal balance on November 30, 2021. Thereafter, 23 consecutive payments of interest only beginning on December 30, 2021 and continuing on the same day of each month thereafter. This will be followed by 1 payment of (i) 15% of the then outstanding principal and (ii) all unpaid and accrued interest on November 30, 2023. This will be followed by 11 consecutive payments of interest only beginning on December 30, 2023 and continuing on the same day of each month thereafter. This will be followed by 1 payment of payment of (i) 15% of the then outstanding principal and (ii) all unpaid and accrued interest on November 30, 2024. This will be followed by 11 consecutive payments of interest only beginning on December 30, 2024 and continuing on the same day of each month thereafter. One final payment shall be due on the November 30, 2025 which shall be equal to the amount of all outstanding principal and interest at such time. All payments received by Lender from Borrower for application to this Note may be applied to Borrower’s obligations under this Note in such order as determined by Lender. For purposes of this section, “principal” shall mean the amount of principal and capitalized interest at such time.

PROMISSORY NOTE
Loan No. 81564	(Continued)	Page 2

VARIABLE INTEREST RATE. Interest will begin to accrue on the date that funds are actually advanced to Borrower. The initial variable interest rate on this Note will be 3.21% per annum. This interest rate may change in accordance with Section 2.02 of the Loan Agreement. Each date on which the interest rate may change is called the “Change Date.” Prior to each Change Date, Lender will calculate the new interest rate based on 3 Month LIBOR in effect on the Change Date (the “Index”) plus 3.000 percentage points (the “Margin”).

If the Index is not available at the time of the Change Date, Lender will choose a new Index which is based on comparable information. The Index is used solely to establish a base from which the actual rate of interest payable under the Note will be calculated, and is not a reference to any actual rate of interest charged by any lender to any particular borrower. In the event Lender incurs administrative costs and expenses from time to time in connection with changing the Index as aforesaid, Borrower shall pay to Lender such amount as will reimburse Lender for such costs and expenses provided that (i) such costs and expenses are allocated among substantially all similarly situated borrowers so that Borrower is paying an amount reasonably allocated to the Loan evidenced by this Note and (ii) Borrower shall not be required to pay more than One Thousand Dollars ($1,000.00) in the aggregate under this sentence.

Nothing contained herein shall be construed as to require Borrower to pay interest at a greater rate than the maximum allowed by law. If, however, from any circumstances, Borrower pays interest at a greater rate than the maximum allowed by law, the obligation to be fulfilled will be reduced to an amount computed at the highest rate of interest permissible under applicable law and if, for any reason whatsoever, Lender ever receives interest in an amount which would be deemed unlawful under applicable law, such interest shall be automatically applied to amounts owed, in Lender’s sole discretion, or as otherwise allowed by applicable law. An increase in the interest rate will result in a higher payment amount. Interest on this Note is calculated on an Actual/360 day basis. This calculation method results in a higher effective interest rate than the numeric interest rate stated in this Note.

INTEREST CALCULATION METHOD. Interest on this Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding, unless such calculation would result in a usurious rate, in which case interest shall be calculated on a per diem basis of a year of 365 or 366 days, as the case may be. All interest payable under this Note is computed using this method.

PREPAYMENT. Borrower agrees that all fees (including, without limitation, the Transaction Fee and the Origination Fee) and other prepaid finance charges in connection with the Loan are earned fully as of the date of the Loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law. Except for the foregoing, Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Prepayment in full shall consist of payment of the remaining unpaid principal balance together with all accrued and unpaid interest and all other amounts, costs and expenses for which Borrower is responsible under this Note or any other agreement with Lender pertaining to this Loan, and in no event will Borrower ever be required to pay any unearned interest. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments of accrued unpaid interest. Rather, early payments will reduce the principal balance due. Borrower agrees not to send Lender payments marked “paid in full”, “without recourse”, or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: Vista Bank, Fort Worth Office, 1300 Summit Ave., Ste. 100, Fort Worth, Texas 76102.

PROMISSORY NOTE
Loan No. 81564	(Continued)	Page 3

FEES: Borrower shall pay the Origination Fee and the Transaction Fee (as each is defined in the Loan Agreement).

LATE CHARGE. If a payment is ten (10) days or more late, Borrower will be charged 5.000% of the unpaid portion of the regularly scheduled payment.

POST MATURITY RATE. The post-maturity interest rate on this Note is the lesser of (A) the maximum rate allowed by law or (B) 18.000% per annum based on a year of 360 days. Borrower will pay interest on all sums due after final maturity, whether by acceleration or otherwise, at that rate.

DEFAULT. Any Event of Default (as defined in the Loan Agreement) under the Loan Agreement shall deemed to be an event of default under this Note. Article VII of Loan Agreement along with all other provisions relating to Events of Default in the Loan Agreement are hereby incorporated by reference into this Note.

MANDATORY PREPAYMENT PROVISION: If, on any date (such date, a “Trigger Date”), the Board of Governors of the Federal Reserve System or a designee thereof has, after consultation with Lender, notified Lender in writing that Borrower has materially breached, made a material misrepresentation with respect to or otherwise failed to comply with certifications in Section 2 (CARES Act Borrower Eligibility Certifications and Covenants) or Section 3 (Federal Reserve Act and Regulation A Borrower Eligibility certifications) of the Borrower Certifications and Covenants (attached hereto as Exhibit A) in any material respect or that any such certification has failed to be true and correct in any material respect, then such failure shall be an Event of Default and Lender shall promptly so notify Borrower and Borrower shall, no later than two (2) Business Days after such Trigger Date, be required to prepay the Loan in full, along with any accrued and unpaid interest thereon.

LENDER’S RIGHTS. Upon default, Lender may declare the entire Indebtedness, including the unpaid principal balance under this Note, all accrued unpaid interest, and all other amounts, costs and expenses for which Borrower is responsible under this Note or any other agreement with Lender pertaining to this Loan, immediately due, without notice, and then Borrower will pay that amount.

ATTORNEYS’ FEES; EXPENSES. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Lender (including the reasonable fees, charges and disbursements of counsel to Lender, and of local counsel to Lender), in connection with the preparation, negotiation, execution and delivery of the Loan, this Note and the Related Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by Lender (including the reasonable out-of-pocket fees, charges and disbursements of any counsel (other than internal counsel) for Lender), in connection (A) with the protection of its rights following a default under the Loan, this Note or the Related Documents, or (B) the enforcement of its rights in connection with the Loan made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loan.

PROMISSORY NOTE
Loan No. 81564	(Continued)	Page 4

Lender may hire an attorney to help collect this Note if Borrower does not pay, and Borrower will pay Lender’s reasonable attorneys’ fees. Borrower also will pay Lender all other amounts Lender actually incurs as court costs, lawful fees for filing, recording, releasing to any public office any instrument securing this Note; the reasonable cost actually expended for repossessing, storing, preparing for sale, and selling any security; and fees for noting a lien on or transferring a certificate of title to any motor vehicle offered as security for this Note, or premiums or identifiable charges received in connection with the sale of authorized insurance.

GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of Texas without regard to its conflicts of law provisions. This Note has been accepted by Lender in the State of Texas.

CHOICE OF VENUE. If there is a lawsuit, and if the transaction evidenced by this Note occurred in Dallas County, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of Dallas County, State of Texas.

RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower’s accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the Indebtedness against any and all such accounts.

COLLATERAL. Borrower acknowledges this Note is secured by the collateral described in that certain Security Agreement dated as of the date hereof.

INDEMNITY. Borrower shall indemnify, defend, protect and hold harmless Lender and its subsidiaries, directors, officers, employees, representatives, agents, successors and assigns from and against any and all liability, damage, loss, cost or expense (including, without limitation, attorneys’ fee and expenses), action, proceeding, claim or dispute incurred or suffered by the foregoing parties so indemnified, in respect of the following:

(ii)    Any litigation concerning this Note or the Related Documents, or any interest of Guarantor or any beneficiary therein;

(iii)    Any dispute, including disputes as to the disbursement of proceeds of the Note not yet disbursed;

PROMISSORY NOTE
Loan No. 81564	(Continued)	Page 5

(iv)    Any action taken or not taken by Borrower which is allowed or permitted under this Note or the Related Documents or any constituent parties; and

(v)    Any action brought by Lender under this Note or the Related Documents, whether or not such action is prosecuted to a final, non-appealable judgment.

The provisions of this section shall survive repayment of the Indebtedness and performance of the obligations, any repossession (or action in lieu of repossession), the transfer by Lender of any or all of its right, title and interest in or to the property and the exercise by Lender of any and all remedies set forth herein or in the Loan Agreement and Related Documents.

Condition to Funding: Lender’s obligation to the fund the amount of the Note shall be contingent upon Lender having received a commitment letter from MS Facilities LLC that it will purchase a participation interest in $9,500,000.00 of the principal amount of the Note under the Main Street Lending Program (the “Commitment Letter”). Lender shall fund the full amount of the Note within three (3) Business Days of the date of the Commitment Letter. If Lender does not receive the Commitment Letter within fifteen (15) Business Days of Lender’s request therefor, it shall be under no obligation to fund any amount of the Note and Lender will, at its option, have the right to terminate this Note and the other Related Documents shall terminate and be of no further force and effect; provided that the “ATTORNEYS’ FEES; EXPENSES” section hereof shall not terminate and Borrower’s obligations thereunder shall remain in full force and effect.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower’s heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

NOTIFY US OF INACCURATE INFORMATION WE REPORT TO CONSUMER REPORTING AGENCIES. Borrower may notify Lender if Lender reports any inaccurate information about Borrower’s account(s) to a consumer reporting agency. Borrower’s written notice describing the specific inaccuracy(ies) should be sent to Lender at the following address: Vista Bank 1508 Texas Avenue Lubbock, TX 79401-5139.

RELATED DOCUMENTS. The words “Related Documents” mean all of the following: the Loan Agreement, the Guaranty(s), the Security Instrument, the Security Agreement and all other instruments, agreements and documents, whether now or hereafter existing, executed in connection with the Note and the Loan. The “Loan Agreement” means that certain Loan Agreement, dated even as of the date herewith by and between Lender and Borrower. All capitalized terms used but not defined herein shall have the meaning ascribed to such term in the Loan Agreement.

NO ORAL AGREEMENTS. THIS NOTE CONSTITUTES A "WRITTEN LOAN AGREEMENT" PURSUANT TO SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE, IF SUCH SECTION APPLIES. THIS “WRITTEN LOAN AGREEMENT” REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

PROMISSORY NOTE
Loan No. 81564	(Continued)	Page 6

GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Borrower does not agree or intend to pay, and Lender does not agree or intend to contract for, charge, collect, take, reserve or receive (collectively referred to herein as “charge or collect”), any amount in the nature of interest or in the nature of a fee for this Loan, which would in any way or event (including demand, prepayment, or acceleration) cause Lender to charge or collect more for this Loan than the maximum Lender would be permitted to charge or collect by federal law or the law of the State of Texas (as applicable). Any such excess interest or unauthorized fee shall, instead of anything stated to the contrary, be applied first to reduce the principal balance of this Loan, and when the principal has been paid in full, be refunded to Borrower. The right to accelerate maturity of sums due under this Note does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and Lender does not intend to charge or collect any unearned interest in the event of acceleration. All sums paid or agreed to be paid to Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the Loan evidenced by this Note until payment in full so that the rate or amount of interest on account of the Loan evidenced hereby does not exceed the applicable usury ceiling. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower understands and agrees that, with or without notice to Borrower, Lender may with respect to any other Borrower (a) make one or more additional secured or unsecured loans or otherwise extend additional credit; (b) alter, compromise, renew, extend, accelerate, or otherwise change one or more times the time for payment or other terms of any indebtedness, including increases and decreases of the rate of interest on the Indebtedness; (c) exchange, enforce, waive, subordinate, fail or decide not to perfect, and release any security, with or without the substitution of new collateral; (d) apply such security and direct the order or manner of sale thereof, including without limitation, any non-judicial sale permitted by the terms of the controlling security agreements, as Lender in its discretion may determine; (e) release, substitute, agree not to sue, or deal with any one or more of Borrower’s sureties, endorsers, or other guarantors on any terms or in any manner Lender may choose; and (f) determine how, when and what application of payments and credits shall be made on any other indebtedness owing by such other Borrower. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, notice of dishonor, notice of intent to accelerate the maturity of this Note, and notice of acceleration of the maturity of this Note. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this Loan or release any party or guarantor or Collateral; or impair, fail to realize upon or perfect Lender’s security interest in the Collateral without the consent of or notice to anyone. All such parties also agree that Lender may modify this Loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE.

PROMISSORY NOTE
Loan No. 81564	(Continued)	Page 7

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

RAPIDBUILT, INC.,

a Texas corporation

By:
Name: Matthew Garry

Title: President

OVERFLOW, LTD.,

a Texas limited partnership

By: Overflow GP, LLC, its general partner

By:

Name: Matthew Garry

Title: Manager

PROMISSORY NOTE
Loan No. 81564	(Continued)	Page 8

Exhibit A

Borrower Certifications and Covenants

[see attached]

EXHIBIT “C”

ERISA Plans

None if blank.

Exhibit “C” to Loan Agreement

EXHIBIT “D”

Affiliate Contracts

None if blank.

Exhibit “D” to Loan Agreement

EXHIBIT “E”

MSLP Borrower Certifications and Covenants

[see attached]

Exhibit “E” to Loan Agreement

EXHIBIT “F”

MSLP Financial Reporting Requirements   [see attached]

EXHIBIT “G”

Refinanced Debt

EXHIBIT “H”

Form of Compliance Certificate

COMPLIANCE CERTIFICATE

Reference is made to the Loan Agreement, dated as of [     ], 2020 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among RAPIDBUILT, INC., a Texas corporation, and OVERFLOW, LTD., a Texas limited partnership (individually and collectively, as the context requires, the “Borrower”), and VISTA BANK (the “Lender”). This certificate (this “Certificate”) is delivered pursuant to Section 4.01(d) of the Loan Agreement. Capitalized words and terms used, but not defined, in this Certificate have the meanings set forth in the Loan Agreement.

The undersigned hereby certifies that he/she is the duly appointed [Chief Financial Officer/Chief Executive Officer/Treasurer/Principal Financial Officer] of the Borrower and is duly authorized to execute and deliver this Certificate in connection with the Loan Agreement, and in such capacity, the undersigned hereby further certifies on behalf of the Borrower as follows:

Attached hereto as Appendix A are the financial statements and other financial information required by [Section 4.01(a)-(c)] of the Loan Agreement for the [Fiscal Year/Quarterly Period] ended as of [         ], 20[ ]. Such financial statements and other financial information fairly present, in all material respects, the financial condition, results of operations and cash flows of the Borrower [and Guarantor] in accordance with GAAP as applicable at such date and for such period.

2.    I am familiar with the terms of the Loan Agreement, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the financial condition of the Borrower [and Guarantor] and the transactions undertaken by the Borrower [and Guarantor] during the fiscal period covered by the attached financial statements and other financial information. Such review did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default, or that with the giving of any notice and/or the passage of time would be an Event of Default, under the Loan Agreement during or at the end of the fiscal period covered by the attached financial statements or since the end of such fiscal period through the date of this Certificate, except, if applicable, as set forth in Appendix B attached to this Certificate, describing in reasonable detail the nature of the condition or event, the period during which it has existed and the action which the Borrower [and Guarantor] has taken, is taking, or proposes to take with respect to such condition or event.

3.    As of the date of this Certificate, the Borrower is in compliance with the applicable Debt Service Coverage Ratio and the Cash Collateral Reserve requirements in the Loan Agreement.

In witness whereof, I have executed and delivered this Certificate on behalf of the Borrower on this        day of        , 20 .

Name:
Title:

APPENDIX A

Financial Statements

See attached.

APPENDIX B

Defaults Under Loan Agreement

[None.]/[Insert description.]

EXHIBIT “I”

Subordinate Debt

EXHIBIT “J”

Description of Project

BEING Lot 1, Block 1, RC Addition, an addition to Parker County, Texas according to the plat recorded in Plat Cabinet D, Slide 574 of the Plat Records of Parker County, Texas.

Address: 6100 Interstate Highway No. 20 (North Access Road), Weatherford, Park County, Texas

EXHIBIT “K”

Rent Roll

1. Commercial Lease, dated as of January 1, 2019, by and between Overflow, Ltd., as lessor, and Rapidbuilt, Inc., as lessee.